    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 1997


                                                      REGISTRATION NO. 333-17713

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                                  CIBER, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          7379                  38-2046833
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                               Number)

                          5251 DTC PARKWAY, SUITE 1400
                           ENGLEWOOD, COLORADO 80111
                                 (303) 220-0100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                  BOBBY G. STEVENSON, CHIEF EXECUTIVE OFFICER
                          5251 DTC PARKWAY, SUITE 1400
                           ENGLEWOOD, COLORADO 80111
                                 (303) 220-0100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

        J. JUSTYN SIRKIN, ESQ.                   MARK A. BERTELSEN, ESQ.
      N. ANTHONY JEFFRIES, ESQ.                  ANN YVONNE WALKER, ESQ.
      DAVIS, GRAHAM & STUBBS LLP                 ROBERT M. TARKOFF, ESQ.
  370 SEVENTEENTH STREET, SUITE 4700         WILSON SONSINI GOODRICH & ROSATI
        DENVER, COLORADO 80202                   PROFESSIONAL CORPORATION
            (303) 892-9400                          650 PAGE MILL ROAD
                                             PALO ALTO, CALIFORNIA 94304-1050
                                                      (415) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 10, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                                1,450,000 SHARES


                                     [LOGO]

                                  COMMON STOCK
                               ------------------


    Of the 1,450,000 shares of Common Stock, par value $.01 per share (the "Common Stock") of CIBER, Inc., a Delaware corporation ("CIBER" or the "Company"), offered hereby (the "Offering"), 450,000 shares are being sold by the Company and 1,000,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of the shares of Common Stock being sold by the Selling Stockholders.



    The Common Stock is traded on the Nasdaq National Market under the symbol "CIBR." On January 9, 1997, the last reported sale price of the Common Stock was $31.75 per share. See "Price Range of Common Stock."

                            ------------------------


    SEE "RISK FACTORS" COMMENCING ON PAGE 6 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                                                  PROCEEDS TO
                                PRICE TO       UNDERWRITING      PROCEEDS TO        SELLING
                                 PUBLIC         DISCOUNT(1)      COMPANY(2)     STOCKHOLDERS(2)
Per Share..................         $                $                $                $
Total(3)...................         $                $                $                $

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses of the Offering payable by the Company and the Selling Stockholders estimated at $400,000 and $16,000, respectively.



(3) The Company has granted the several Underwriters an option to purchase up to an additional 217,500 shares of Common Stock, on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to
    Company and Proceeds to Selling Stockholders will be $         , $         ,
    $         and $         , respectively. See "Underwriting."

                            ------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York, on or
about            , 1996.

                            ------------------------

MERRILL LYNCH & CO.
                              HANIFEN, IMHOFF INC.

                                                               J.P. MORGAN & CO.

                                ---------------


                The date of this Prospectus is            , 1997

                                 [PHOTO INSERT]

[The page is divided into three sections. The first section consists of a graphical depiction of the earth surrounded by various words relating to the Company's business such as "solutions," "data," "people," "integration" and similar words. The middle section contains the statement "CIBER, Inc. is a nationwide provider of information technology consulting, including application software staff supplementation, management consulting solutions to business problems, package software implementation, system life-cycle project responsibility, millenium date change conversion services and networking procurement and engineering services." The bottom section consists of five logos representing the various business divisions of CIBER.


    CIBER-REGISTERED TRADEMARK- AND BIT-REGISTERED TRADEMARK- ARE REGISTERED SERVICE MARKS OF THE COMPANY. SERVICE MARKS AND TRADEMARKS OF OTHER COMPANIES ARE ALSO USED IN THIS PROSPECTUS.


    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. ALL REFERENCES TO A PARTICULAR "FISCAL YEAR" SHALL REFER TO THE 12 MONTHS ENDED JUNE 30 OF THE YEAR REFERENCED. ALL CONSOLIDATED FINANCIAL INFORMATION CONTAINED HEREIN HAS BEEN RESTATED TO GIVE RETROACTIVE EFFECT TO THE SEPTEMBER 1996 MERGER OF SPECTRUM TECHNOLOGY GROUP, INC. WITH THE COMPANY, WHICH BUSINESS COMBINATION WAS ACCOUNTED FOR AS A POOLING OF INTERESTS. FOR RECENT BUSINESS COMBINATIONS AND OTHER DEVELOPMENTS, SEE "RECENT DEVELOPMENTS." AS USED IN THIS PROSPECTUS, THE TERM "ACQUISITION" REFERS TO BUSINESS COMBINATIONS ACCOUNTED FOR AS A PURCHASE AND THE TERM "MERGER" REFERS TO BUSINESS COMBINATIONS ACCOUNTED FOR AS A POOLING OF INTERESTS. EXCEPT WHERE OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. ALL REFERENCES TO THE "COMPANY" REFER TO CIBER, INC. AND ITS SUBSIDIARIES UNLESS OTHERWISE INDICATED. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

    The Company is a nationwide provider of information technology consulting, including application software staff supplementation, management consulting solutions to business problems, package software implementation, system life-cycle project responsibility, millennium date change conversion services and networking procurement and engineering services.


    The Company's revenues are generated from two services groups, the CIBER Information Services ("CIS") group and the Strategic Technology Consulting ("STC") group. The CIS group provides application software development and maintenance services and, through the CIBR2000 division, millenium date change solutions. The STC group provides services through the Company's wholly-owned subsidiaries, Spectrum Technology Group, Inc. ("Spectrum"), Business Information Technology, Inc. ("BIT") and CIBER Network Services, Inc. ("CNSI"). Spectrum provides management consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and system integration services. BIT specializes in the implementation and integration of human resource and financial software application products, primarily for client/server networks. A substantial portion of BIT's revenues is derived from assisting clients implementing PeopleSoft software. CNSI serves clients in the areas of local-area and wide-area networking, including design, procurement, installation, testing and maintenance.


    The Company's strategy is to expand its business by continuing to build long-term relationships with major clients based on high-quality information technology services tailored to meet client needs and strategies, as well as by continuing to evaluate the acquisition of complementary businesses. The Company's traditional time and material application software programming services are evolving to include a comprehensive array of management consulting, system design, development, integration, implementation and project management services.

    The Company markets its services through a direct sales force that targets large corporations relying on outside firms to satisfy information technology requirements. The primary focus of the sales and marketing effort is to cultivate long-term client relationships that result in the ongoing utilization of the Company's services throughout an enterprise.

    The Company currently services its clients through a nationwide network of 39 offices in 21 states, plus two foreign offices. The Company currently employs approximately 2,800 employees, approximately 2,400 of whom are billable consultants trained in operating systems, standard and state-of-the-art programming languages, application software design techniques, process re-engineering and management resource planning, local-area and wide-area networking and certain widely-used software packages. These services are generally provided on-site to large clients with substantial information technology requirements.

    The Company began operations in 1974. In the mid-1980s, the Company initiated a growth strategy that included expanding its range of computer-related services, developing a professional sales force and selectively acquiring established companies. Since fiscal 1992, the Company's revenues have increased from $58.7 million to $172.2 million in fiscal 1996, a compound annual growth rate of 31%. Additionally, pro forma net income increased from $1.1 million in fiscal 1992 to $8.8 million in fiscal 1996, a compound annual growth rate of 67%.


    The Company's principal executive office is located at 5251 DTC Parkway, Suite 1400, Englewood, Colorado 80111 and its telephone number at such address is (303) 220-0100.

                                  THE OFFERING


Common Stock Offered:
  By the Company(1)..........................  450,000 Shares
  By the Selling Stockholders(1).............  1,000,000 Shares
Total Common Stock Offered(1)................  1,450,000 Shares

Common Stock Outstanding after the             19,125,016 Shares
  Offering(2)................................

Use of Proceeds to the Company...............  To fund expansion of the Company, including the potential acquisition of businesses, and
                                               for general corporate purposes. See "Use of
                                               Proceeds."

Nasdaq National Market Symbol................  "CIBR"


------------------------------


(1) Assumes the Underwriters' over-allotment option to purchase up to 217,500 shares of Common Stock from the Company is not exercised. See
    "Underwriting."


(2) Based on 18,675,016 shares of Common Stock outstanding at December 2, 1996. Excludes 2,510,365 shares of Common Stock issuable pursuant to outstanding stock options, 1,486,700 of which are currently exercisable.

                              RECENT DEVELOPMENTS

    Subsequent to September 30, 1996, the Company has completed the three following business combinations:

    TECHNOLOGY MANAGEMENT GROUP, INC. ("TMG"). On November 26, 1996, TMG merged with a subsidiary of the Company. The business combination will be accounted for as a pooling of interests. The Company issued 242,176 shares of its Common Stock and granted options to purchase 163,003 shares of Common Stock (at an aggregate exercise price of $547,000), in exchange for all of the outstanding common stock and the cancellation of stock options of TMG. TMG, located in Seattle, Washington, provides consulting services similar to the Company's CIS division. The merger with TMG provides the Company with its first office in the northwest United States.

    TECHNICAL SUPPORT GROUP ("TSG"). On November 27, 1996, TSG merged with a subsidiary of the Company. This business combination will be accounted for as a pooling of interests. The Company issued 370,373 shares of Common Stock and assumed all of TSG's liabilities in exchange for all of the assets of TSG. TSG, located in Chicago, Illinois, provides consulting services similar to the Company's CIS division. The merger with TSG provides the Company with its first CIS division office in the Chicago, Illinois metropolitan area.


    CIBER NETWORK SERVICES, INC. ("CNSI"). On December 2, 1996, the Company acquired CNSI for consideration of approximately $3.7 million, consisting of 68,631 shares of Common Stock and approximately $1.2 million in cash. In addition, the Company assumed net liabilities of approximately $800,000, resulting in a total purchase price of approximately $4.5 million. Furthermore, contingent consideration of up to an additional $2.6 million will be paid to the sellers if CNSI achieves certain performance objectives in each of the 12 month periods ending October 31, 1997, 1998 and 1999. The acquisition will be accounted for as a purchase. CNSI was purchased primarily from affiliates of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Certain Relationships and Related Transactions." See also Note 9 of Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table sets forth summary consolidated financial data of the Company that is derived from the Consolidated Financial Statements of the Company. The data should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                        THREE MONTHS
                                                                                                           ENDED
                                                             YEAR ENDED JUNE 30,                       SEPTEMBER 30,
                                           -------------------------------------------------------  --------------------
                                            1992(1)    1993(1)    1994(1)    1995(1)     1996(1)     1995(1)     1996
                                           ---------  ---------  ---------  ----------  ----------  ---------  ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues...............................  $  58,662  $  70,461  $  87,933  $  130,458  $  172,151  $  38,258  $  49,489
  Operating income.......................      2,187      2,720      3,889       7,901      13,827      3,167      4,288
  Net income.............................      1,112      1,518      2,348       4,465       9,293      1,921      1,634
  Pro forma net income(2)................      1,131      1,466      2,344       4,586       8,760      1,871      2,603
  Pro forma income per common and common
    equivalent share(2)..................  $    0.08  $    0.11  $    0.16  $     0.27  $     0.48  $    0.11  $    0.14
  Weighted average common and common
    equivalent shares....................     13,458     13,574     14,378      16,893      18,305     17,200     19,069
OTHER DATA:
  Operating income as a percentage of
    revenues.............................        3.7%       3.9%       4.4%        6.1%        8.0%       8.3%       8.7%
  Total consultants at end of period.....        631        826      1,191       1,502       1,897      1,579      2,020


                                                                                            SEPTEMBER 30, 1996
                                                                                         -------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                         ---------  --------------
                                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital......................................................................  $  40,230   $     53,367
  Total assets.........................................................................     76,909         90,046
  Long-term liabilities................................................................        200            200
  Stockholders' equity.................................................................     61,477         74,614


------------------------

(1) Restated to reflect the merger of Spectrum with the Company that was accounted for as a pooling of interests.

(2) Pro forma net income reflects the exclusion of the one-time income tax effects related to changes in the tax status of certain merged companies and imputes tax expense for S corporation operations that were not subject to income taxes.


(3) Adjusted to reflect the sale of 450,000 shares of Common Stock offered by the Company at an estimated offering price of $31.75 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED HEREBY.

GROWTH THROUGH BUSINESS COMBINATIONS AND INTERNAL EXPANSION

    As an integral part of its business strategy, the Company intends to continue to expand by acquiring application software consulting businesses in attractive markets or with desirable client relationships, as well as businesses with complementary information technology consulting and system integration activities. The Company continuously evaluates potential business combinations and aggressively pursues attractive transactions. From June 1994 through December 1996, the Company completed twelve business combinations. See "Summary -- Recent Developments." The success of this strategy depends not only upon the Company's ability to identify and acquire businesses on a cost-effective basis, but also upon its ability to integrate acquired operations into its organization effectively, to retain and motivate key personnel and to retain clients of acquired businesses. Business combinations involve numerous risks, including the ability to manage geographically remote offices, the diversion of management's attention from other business concerns and the risks of entering markets in which the Company has limited or no direct experience. In addition, acquisitions may involve the expenditure of significant funds and the incurrence of significant charges associated with the amortization of goodwill or other intangible assets or future write-downs of the recorded values of assets acquired. There can be no assurance that any business combination will result in long-term benefits to the Company or that management will be able to manage effectively the resulting business. Additionally, the Company experiences competition for acquisitions. See "Business -- Recent Developments and -- Business Combinations."

    The Company may open new offices in attractive markets with its own personnel. Many of the Company's branch offices were originally start-up operations. Not all branch offices, whether start-up or acquired, have been successful; however, no office has been closed since June 1994. There can be no assurance that the Company will be able to start-up, identify, acquire, or integrate what will ultimately be successful branch operations. See "Business -- Offices."

ABILITY TO ATTRACT AND RETAIN QUALIFIED CONSULTANTS

    The Company's future success will depend in part on its ability to hire and provide adequately trained consultants who can fulfill the increasingly sophisticated needs of its clients. The Company's on-going personnel needs arise from: (i) increased demand for the Company's services, (ii) turnover, which is generally high in the industry and (iii) client requests for consultants trained in the newest software technologies. Few of the Company's employees are bound by non-compete agreements. Competition for consultants in the information technology services industry is significant and the Company has had and expects to continue to have difficulty in attracting and retaining an optimal level of qualified consultants. In particular, competition is intense for the limited number of qualified project managers and professionals with specialized skills, such as a working knowledge of certain sophisticated software. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to continue to grow. See "Business -- Consultant Recruitment."

DEPENDENCE ON SIGNIFICANT RELATIONSHIPS; ABSENCE OF LONG-TERM CONTRACTS

    The Company's five largest clients accounted for 28% of the Company's total revenues for the fiscal year ended June 30, 1996. AT&T Corp. ("AT&T"), the Company's largest client, accounted for approximately 12% of the Company's total revenues in fiscal 1996. The typical client contract term is one to three years and there can be no assurance that a client will renew its contract when it terminates. In addition, the Company's contracts are generally cancelable by the client at any time and clients may unilaterally reduce their use of the Company's services under such contracts without penalty. The termination or significant reduction of its business relationship with any of its significant clients would have a material adverse effect on the Company. See "Business -- Client Agreements."

    Additionally, the Company has a significant relationship with PeopleSoft, both as a client and as an implementation partner. In fiscal 1996, the Company derived 15% of its total revenues from clients who purchased implementation services for their PeopleSoft software and 1% of its total revenues from PeopleSoft as a client. In the event PeopleSoft products become obsolete or non-competitive or if the Company should lose its "implementation partner" status with PeopleSoft, the Company would suffer a material adverse effect. See "Business -- Clients."

MANAGEMENT OF A LARGE AND RAPIDLY CHANGING BUSINESS

    The Company's rapid growth could place a substantial strain on its operational, administrative and financial resources. The Company's ability to manage its staff and facilities growth effectively will require it to continue to improve its operational, financial, and other internal systems, and to train, motivate and manage its consultants. If the Company's management is unable to manage growth effectively or its consultants are unable to achieve anticipated performance levels, or if the integration of new businesses results in a material diversion of management's attention to the day-to-day operations of the business, the Company's results of operations would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Business Combinations."

PROJECT RISKS

    The Company has provided and intends to continue to provide increased project services to its clients. Projects are distinguishable from the Company's time and material contracts by the level of responsibility assumed by the Company and the potentially longer and more costly sales cycle of a project. These factors may cause fluctuations in quarterly results. In a typical project, the Company independently develops a program or maintains a system, whereas with time and material contracts, the Company's clients generally maintain responsibility for the overall task. The failure of a project or the failure of the Company to provide project services in a satisfactory manner could have a material adverse effect on the Company. Further, because the Company may undertake projects on a fixed price basis and guarantee performance based upon defined operating specifications, cost overruns, unsatisfactory performance or unanticipated difficulties in completing such projects could have a material adverse effect on the Company's results of operations. See "Business -- Clients."

PRICING AND MARGIN PRESSURE

    Many of the Company's larger clients purchase information technology services primarily from a limited number of pre-approved vendors. In order to remain on its clients' vendor lists and to develop new client relationships, the Company must satisfy client requirements at competitive rates. Although the Company continually attempts to lower its costs, there are other software services organizations and temporary placement agencies that provide the same or similar services at equal or lower costs. Furthermore, as competition intensifies between information technology services providers, there may be increased demand for qualified consultants resulting in upward market pressure on consultant compensation. Additionally, certain of the Company's clients require that their vendors reduce rates after services have commenced. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements and, as a result, the Company could lose clients or be unable to maintain historic gross margin levels or to operate profitably. With respect to the Company's implementation services for software packages, the manufacturers of such software may have training requirements that inhibit the Company from competing effectively with other packaged software implementation providers. In addition, as the Company expands its service offerings to include a greater number of fixed price projects, the Company may experience a decrease in margins as a result of unanticipated cost overruns resulting from the inability to meet various project requirements. See "Business -- Competition."

COMPETITION

    The Company operates in a highly competitive and rapidly changing industry and competes with a variety of companies for positions on the vendor lists of particular clients. Most of these competing companies, many of which are significantly larger and have greater financial, technical and marketing resources, provide the same services as those offered by, and some offer a wider variety of services than, the Company. Many large accounting and management consulting firms offer services that overlap with a significant portion of the Company's services, and the Company competes with the internal information technology staffs of its clients and potential clients. Also, computer hardware and software companies are increasingly becoming involved in systems integration projects. Recently, temporary placement agencies, such as CoreStaff, Olsten and Interim, have begun expanding their businesses to provide computer-related services. There can be no assurance that the Company will be able to continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors. Additionally, over the past several years there has been an influx of foreign nationals who provide skilled computer programming services at lower pay scales than other domestic programmers. Some of these foreign nationals are being hired as consultants directly by the Company's clients and potential clients, as well as by certain of the Company's competitors. Moreover, in an attempt to decrease costs, some of the Company's clients and potential clients are outsourcing their business to competitors in foreign countries, including Ireland, India and the former Soviet Union. An increase in the use of skilled foreign national labor at lower rates or foreign software service firms by the Company's competitors or clients could have a material adverse effect on the Company. See "Business -- Competition."

DEPENDENCE UPON KEY MANAGEMENT PERSONNEL

    The success of the Company continues to be highly dependent upon the efforts of key management personnel of the Company, particularly its executive officers. The loss of the services of any one of its executive officers could have a material adverse effect on the Company. The Company maintains life insurance on each of these individuals. The amount of insurance, however, may not be sufficient to offset the Company's loss if the services of any of its executive officers were unavailable.

INTELLECTUAL PROPERTY RIGHTS


    The Company's success is dependent in part upon its proprietary software development methodology and other intellectual property rights. The Company relies upon a combination of trade secret, nondisclosure and other contractual arrangements, technical measures and trademark laws to protect its proprietary rights. The Company does not hold any patents or copyrights, but does hold seven registered trademarks. The Company generally enters into confidentiality agreements with its employees, consultants, clients and potential clients that limit access to and distribution of its proprietary information, although there can be no assurance that any such agreement will be enforceable. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. The Company's business includes the development of custom software applications in connection with specific client engagements. Ownership of such software is generally assigned to the client. In addition, the Company also develops object-oriented software components that can be reused in software application development and certain foundation and application software products, or software "tools," most of which remain the property of the Company. Although the Company believes that its services and products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future.

BENEFITS OF THE OFFERING TO MANAGEMENT


    The completion of the Offering made by this Prospectus will benefit certain members of the Company's management directly through the sale of an aggregate of 844,077 shares (representing approximately 12% of the outstanding shares beneficially owned by all executive officers and directors as a group) at a large gain, as follows: Bobby G. Stevenson, Chief Executive Officer, 673,077 shares and John B. Maitland, Jr., Vice President, 171,000 shares. Based on an estimated public offering price of $31.75 per share, the shares being sold by management have an aggregate market value of approximately $26.8 million.


CONTROL BY CURRENT STOCKHOLDERS AND RELATED PARTY TRANSACTIONS


    Upon completion of the Offering, Bobby G. Stevenson, the Company's Chairman and Chief Executive Officer will own beneficially 6,004,311 shares of Common Stock, representing 31% of the outstanding Common Stock. As a result, Mr. Stevenson is able to exercise significant influence on the election of the Company's Board of Directors and thereby direct the policies of the Company. See "Principal and Selling Stockholders." In addition, certain officers of the Company owned, directly or indirectly, a majority (85%) of the capital stock of CNSI. CNSI was purchased by the Company on December 2, 1996 for consideration of approximately $3.7 million, consisting of 68,631 shares of Common Stock and approximately $1.2 million in cash. In addition, the Company assumed approximately $800,000 in net liabilities, resulting in a total purchase price of approximately $4.5 million. At closing, the Company repaid approximately $898,000 that was owed by CNSI to Mr. Stevenson and his family. Collectively, the officers received, directly or indirectly, 54,498 shares of Common Stock, approximately $1.2 million in cash and the repayment of debt of approximately $898,000. See "Summary -- Recent Developments," "Certain Relationships and Related Transactions" and Note 9 of Notes to Consolidated Financial Statements.


CERTAIN ANTI-TAKEOVER EFFECTS

    The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws and the Delaware General Corporation Law include provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover that stockholders might consider in their best interests. These provisions include the ability of the Board of Directors, without stockholder approval, to have the Company issue up to 5,000,000 shares of preferred stock in one or more series with such rights, obligations and preferences as the Board of Directors may provide, a provision under which only certain officers and the Board of Directors may call meetings of stockholders and certain advance notice procedures for nominating candidates for election to the Board of Directors. Directors of the Company are divided into three classes and are elected to serve staggered three-year terms. Directors can be removed from office only for cause.

PRICE VOLATILITY

    The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in earnings estimates by securities analysts and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock after this Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. Upon completion of this

Offering, the Company will have approximately 19.1 million shares outstanding (approximately 19.3 million shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,450,000 shares offered hereby (1,667,500 shares if the Underwriters' over-allotment option is exercised in full), together with approximately 9.9 million shares currently traded in the public market and not subject to contractual restrictions, are freely tradeable without restriction. The remaining 7.8 million shares are subject to securities law or contractual restrictions on sale (the "Restricted Shares"). A number of such Restricted Shares were issued in recent mergers consummated after September 30, 1996. An aggregate of 427,578 Restricted Shares held by affiliates of the combined companies in such mergers will become available for sale in the public market without significant restrictions upon public release by the Company of certain results of operations financial information for the quarter ending December 31, 1996, which release is expected to occur on or about January 15, 1997. Beginning 90 days after the date of this Prospectus, approximately 6.2 million Restricted Shares will become eligible for sale in the public market (subject to certain volume limitations imposed by Rule 144 of the Securities Act of 1933, as amended (the "Securities Act")) upon the expiration of lock-up agreements entered into by all executive officers and directors of the Company in connection with this Offering.


    In addition, the Company has agreed that, under certain circumstances (including expiration of the 90-day lock-up period), it will register for resale under the Securities Act up to a total of approximately 547,567 shares of Common Stock previously issued in conjunction with certain acquisitions. Exercise of such registration rights could involve a substantial expense to the Company and may be a hindrance to future equity financings by the Company.

NO CASH DIVIDENDS

    The Company anticipates that, for the foreseeable future, all earnings, if any, will be retained for the operation and expansion of its business and that it will not pay cash dividends. See "Dividend Policy."

                            ------------------------

    CERTAIN STATEMENTS CONTAINED IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," SUCH AS STATEMENTS CONCERNING RECENT OR FUTURE ACQUISITIONS, CIBR2000, CONTINUED ACCEPTANCE AND GROWTH OF PEOPLESOFT SOFTWARE AND DEPENDENCE ON SIGNIFICANT CLIENTS, CERTAIN STATEMENTS CONTAINED IN "BUSINESS," SUCH AS STATEMENTS CONCERNING THE COMPANY'S BUSINESS STRATEGY AND INDUSTRY BACKGROUND, AND OTHER STATEMENTS CONTAINED HEREIN REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS OR STATEMENTS OF CURRENT STATUS ARE FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE SECURITIES ACT); AND BECAUSE SUCH STATEMENTS INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED ABOVE.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is quoted and traded on the Nasdaq National Market under the symbol "CIBR." The table below sets forth the high and low intra-day prices per share of the Common Stock on the Nasdaq National Market for the periods indicated.


                                                        HIGH           LOW
                                                      --------       --------
1995
First Quarter.....................................    $  4  9/16     $  4  1/16
Second Quarter....................................       5  9/16        4
Third Quarter.....................................       8  3/8         4  9/16
Fourth Quarter....................................       9              6  1/4

1996
First Quarter.....................................      12  1/2         8  3/8
Second Quarter....................................      17  1/8         9
Third Quarter.....................................      16  7/8         9  5/8
Fourth Quarter....................................      25             14  7/8

1997
First Quarter.....................................      39             13  1/4
Second Quarter....................................      41  3/4        29  1/4
Third Quarter (through January 9, 1997)...........      32             29  1/2



    The last reported sale price of the Common Stock on the Nasdaq National Market on January 9, 1997 was $31.75 per share. As of November 30, 1996, the Company estimates that it had approximately 8,500 beneficial stockholders.


                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings for use in the operation and expansion of its business and therefore does not anticipate paying cash dividends in the foreseeable future.

                                USE OF PROCEEDS


    The net proceeds to the Company after deducting the estimated underwriting discount and estimated offering expenses from the sale of the Common Stock being offered by the Company are estimated to be $13.1 million ($19.7 million if the Underwriters' over-allotment option is exercised in full), assuming an offering price of $31.75 per share. The Company anticipates that the net proceeds of this Offering will be used primarily for the following purposes: (i) to fund the expansion of the Company, including the potential acquisition of complementary businesses that may, depending on acquisition opportunities, utilize all proceeds, and (ii) to the extent any proceeds remain, for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company does not currently have any agreements, arrangements or understandings with respect to the acquisition of any material business. Pending such uses, the Company intends to invest the net proceeds from this offering in investment grade, short-term, interest-bearing securities.


    The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.

                                 CAPITALIZATION


    The table below sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to give effect to the sale of 450,000 shares of Common Stock offered by the Company at an estimated offering price of $31.75 per share, net of the estimated underwriting discount and estimated offering expenses, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."



                                                                                  SEPTEMBER 30, 1996
                                                                                ----------------------
                                                                                 ACTUAL    AS ADJUSTED
                                                                                ---------  -----------
                                                                                (IN THOUSANDS, EXCEPT
                                                                                     SHARE DATA)
Long-term acquisition costs payable...........................................  $     200   $     200
Stockholders' equity:
  Preferred Stock ($.01 par value per share) 5,000,000 shares authorized; no
    shares outstanding........................................................     --          --
  Common Stock ($.01 par value per share) 40,000,000 shares authorized;
    17,935,000 shares issued and outstanding; 18,385,000 shares issued and
    outstanding as adjusted(1)................................................        179         184
  Additional paid-in capital..................................................     41,102      54,234
  Retained earnings...........................................................     20,196      20,196
                                                                                ---------  -----------
    Total stockholders' equity................................................     61,477      74,614
                                                                                ---------  -----------
      Total capitalization....................................................  $  61,677   $  74,814
                                                                                ---------  -----------
                                                                                ---------  -----------


------------------------

(1) Excludes 2,272,024 shares of Common Stock issuable pursuant to outstanding stock options at September 30, 1996, 1,340,559 of which were exercisable. See "Management."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected Statement of Operations Data for the fiscal years ended June 30, 1994, 1995 and 1996 and the selected Balance Sheet Data as of June 30, 1995 and 1996 has been taken or derived from the audited Consolidated Financial Statements of the Company, included elsewhere herein. The selected Statement of Operations Data for the fiscal years ended June 30, 1992 and 1993 and for the three months ended September 30, 1995 and 1996 and the selected Balance Sheet Data as of June 30, 1992, 1993 and 1994 and as of September 30, 1996 were derived from the unaudited consolidated financial statements of the Company. In the opinion of management, these unaudited financial statements have been prepared on the same basis as the audited Consolidated Financial Statements. All periods presented reflect the merger of Spectrum with the Company, which business combination has been accounted for as a pooling of interests. The selected financial data should be read in conjunction with the Consolidated Financial Statements, including the related Notes thereto, included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Business Combinations."

                                                                                                                THREE MONTHS
                                                                                                                    ENDED
                                                               YEAR ENDED JUNE 30,                              SEPTEMBER 30,
                                          --------------------------------------------------------------   -----------------------
                                           1992(1)      1993(1)      1994(1)      1995(1)      1996(1)      1995(1)        1996
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)
STATEMENT OF OPERATIONS DATA:
Revenues................................  $   58,662   $   70,461   $   87,933   $  130,458   $  172,151   $   38,258   $   49,489
Salaries, wages and other direct
  costs.................................      39,453       48,131       60,200       89,334      118,458       26,000       33,431
Selling, general and administrative
  expenses..............................      16,447       18,961       23,154       30,771       37,188        8,654       10,656
Amortization of intangible assets.......         575          649          690        1,377        1,777          437          517
Merger costs............................      --           --           --            1,075          901       --              597
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating income........................       2,187        2,720        3,889        7,901       13,827        3,167        4,288
Interest (expense)/income, net..........        (291)        (341)        (190)        (228)         454          (88)         212
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes..............       1,896        2,379        3,699        7,673       14,281        3,079        4,500
Income tax expense......................         784          861        1,351        3,208        4,988        1,158        2,866
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income..............................       1,112        1,518        2,348        4,465        9,293        1,921        1,634
Pro forma tax adjustment(2).............          19          (52)          (4)         121         (533)         (50)         969
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
Pro forma net income(2).................  $    1,131   $    1,466   $    2,344   $    4,586   $    8,760   $    1,871   $    2,603
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
Pro forma income per common and common
  equivalent share(2)...................  $     0.08   $     0.11   $     0.16   $     0.27   $     0.48   $     0.11   $     0.14
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
Weighted average common and common
  equivalent shares.....................      13,458       13,574       14,378       16,893       18,305       17,200       19,069
OTHER DATA:
Operating income as a percentage of
  revenues..............................        3.7%         3.9%         4.4%         6.1%         8.0%         8.3%         8.7%
Total consultants at end of period......         631          826        1,191        1,502        1,897        1,579        2,020

                                                                          JUNE 30,
                                               --------------------------------------------------------------   SEPTEMBER 30,
                                                1992(1)      1993(1)      1994(1)      1995(1)      1996(1)         1996
                                               ----------   ----------   ----------   ----------   ----------   -------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..............................  $    5,090   $    6,512   $    9,126   $   11,009   $   41,670   $     40,230
Total assets.................................      15,202       18,213       33,589       44,430       69,722         76,909
Long-term debt, net of current portion.......       2,528        3,000       --           --           --            --
Long-term acquisition costs payable..........      --           --              400          300          200            200
Stockholders' equity.........................       5,134        6,748       20,528       25,802       58,107         61,477

--------------------------
(1) Restated to reflect the merger of Spectrum with the Company that was accounted for as a pooling of interests.

(2) The pro forma adjustment to income tax expense reflects the exclusion of the one-time income tax effects related to changes in the tax status of certain merged companies and imputes tax expense for S corporation operations that were not subject to income taxes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. WITH THE EXCEPTION OF HISTORICAL MATTERS AND STATEMENTS OF CURRENT STATUS, CERTAIN MATTERS DISCUSSED BELOW ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM TARGETS OR PROJECTED RESULTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, AMONG OTHERS, THOSE FACTORS DESCRIBED IN "RISK FACTORS." MANY OF THESE FACTORS ARE BEYOND THE COMPANY'S ABILITY TO PREDICT OR CONTROL. PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH STATEMENTS HAVE BEEN MADE AS OF THE DATE OF THIS PROSPECTUS, AND PROSPECTIVE INVESTORS SHOULD NOT INFER THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF THAT WOULD WARRANT ANY MODIFICATION OF ANY FORWARD-LOOKING STATEMENT MADE HEREIN. THE COMPANY DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE PUBLICLY THESE FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

OVERVIEW


    The Company's revenues are generated from two services groups, the CIBER Information Services group ("CIS") and the Strategic Technology Consulting group ("STC"). CIS revenues in fiscal 1996 accounted for approximately 75% of the Company's total revenues, while STC revenues accounted for the remainder. CIS revenues are derived from the application software development and maintenance services that are provided from the branch offices of the CIS division and the Company's work in millennium date change solutions under its "CIBR2000" division. STC revenues are derived from services provided by Spectrum, BIT and CNSI. Spectrum provides management consulting level solutions to business problems, specifically in the areas of data warehousing, modeling and enterprise architecture. Spectrum also has responsibility for the Company's Microsoft-based technology consulting now known as Spectrum NT. BIT provides package software implementation services, primarily for customers of PeopleSoft. CNSI provides a wide range of local-area and wide-area network solutions, from design and procurement to installation and maintenance, with services including Internet and intranet connectivity.


    The Company's operating income as a percentage of revenues increased to 8.0% in fiscal 1996 from 3.7% in fiscal 1992. Excluding merger costs related to pooling of interests business combinations, fiscal 1996 and 1995 operating income as a percentage of revenues were 8.6% and 6.9%, respectively. This improvement in operating margins was due to a substantial reduction in selling, general and administrative expenses as a percentage of revenues, partially offset by increased pricing pressures and increases in direct costs.

BUSINESS COMBINATIONS

    Over the past several years, the Company has grown significantly through mergers and acquisitions, as well as through internal growth. Growth from internal operations (measured in terms of number of employees) has averaged approximately 22% per year since fiscal 1992 and was 23% in fiscal 1996. The Company's acquisitions involve the capitalization of intangible assets, which intangible assets are generally amortized over two to 15 years for financial reporting purposes and 15 years for tax purposes, provided that the acquisition is not a tax-free reorganization. In the event of a tax-free reorganization, the Company may not be able to amortize goodwill for income tax purposes. In addition, the Company's consolidated financial statements include the results of operations of each acquired business since the date of acquisition. Mergers result in a one-time charge in the period in which the transaction is completed for costs associated with the business combination. In addition, selling, general and administrative expenses may vary as a percentage of revenues depending on the fluctuations in the selling, general and administrative expenses of merged companies, if any, during any given period. The Company's consolidated financial statements are restated for all periods prior to the merger to include the results of operations, financial position and cash flows of the merged company.

    Since its initial public offering in March 1994 and through September 30, 1996, the Company has completed the following acquisitions: C.P.U., Inc. ("CPU"), June 1994; Interface Systems, Inc. ("ISI"), January 1995; the Minnesota Branch of Broadway & Seymour, Inc. (the "Minnesota Branch"), September 1995; OASYS, Inc. (the "Columbus Branch"), March 1996; and the Business Systems Developments division of DataFocus ("Spectrum NT"), July 1996. In addition, during the same period the Company completed the following mergers: Spencer & Spencer Systems, Inc. ("SSSI"), May 1995; Business Information Technology, Inc., June 1995; Practical Business Solutions, Inc. ("PBSI"), May 1996; and Spectrum Technology Group, Inc., September 1996. Since September 30, 1996, the Company has completed the three following business combinations:

    TECHNOLOGY MANAGEMENT GROUP, INC. ("TMG"). On November 26, 1996, TMG merged with a subsidiary of the Company. The business combination will be accounted for as a pooling of interests. The Company issued 242,176 shares of its Common Stock and granted options to purchase 163,003 shares of Common Stock (at an aggregate exercise price of approximately $547,000), in exchange for all of the outstanding common stock and the cancellation of stock options of TMG.

    TECHNICAL SUPPORT GROUP, INC. ("TSG"). On November 27, 1996, TSG merged with a subsidiary of the Company. This business combination will be accounted for as a pooling of interests. The Company issued 370,373 shares of Common Stock and assumed TSG's liabilities in exchange for all of the assets of TSG.

    CIBER NETWORK SERVICES, INC. ("CNSI"). On December 2, 1996, the Company acquired CNSI for which it paid consideration of approximately $3.7 million, consisting of 68,631 shares of Common Stock and approximately $1.2 million in cash. In addition, the Company assumed approximately $800,000 in net liabilities, resulting in a total purchase price of approximately $4.5 million. Approximately $898,000 of liabilities assumed were notes payable by CNSI to Bobby G. Stevenson and members of his family. This debt was paid in its entirety at closing. Additionally, contingent consideration of up to an additional $2.6 million will be paid to the sellers if CNSI achieves certain performance objectives in each of the 12-month periods ending October 31, 1997, 1998 and 1999. The contingent consideration, if earned, will be payable at the sellers' option in Common Stock, at the then prevailing market price for Common Stock, or in cash. This acquisition will be accounted for as a purchase. The Company will record goodwill of approximately $4.5 million, which will be amortized over 15 years. Any contingent consideration paid will be accounted for as additional goodwill. For income tax purposes this acquisition was a non-taxable transaction. See "Summary -- Recent Developments," "Business -- Business Combinations," "Certain Relationships and Related Transactions" and Note 9 of Notes to Consolidated Financial Statements. The accompanying consolidated financial information has not been restated to reflect the TMG and the TSG poolings of interests in November 1996 and also does not reflect the purchase of CNSI in December 1996.


    The following unaudited pro forma information has been prepared assuming that the TMG and TSG mergers had taken place at the beginning of the respective periods presented. The pro forma information does not include merger costs of approximately $625,000 that will be recorded in the three months ending December 31, 1996 as a result of the TMG and TSG mergers. The pro forma information does not reflect the acquisition of CNSI. Results for the three months ended September 30, 1996 are not necessarily indicative of results for the year ending June 30, 1997.



                                                                                             THREE MONTHS
                                                                            YEAR ENDED          ENDED
                                                                           JUNE 30, 1996  SEPTEMBER 30, 1996
                                                                           -------------  ------------------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                                                         DATA)
Revenues.................................................................   $   187,653       $   54,030
Pro forma net income.....................................................         9,288            2,727
Pro forma income per common share........................................   $      0.49       $     0.14



    Had the acquisition of CNSI occurred at the beginning of the respective periods presented, revenues would have been increased by approximately $18.3 million and $5.2 million for the year ended June 30, 1996 and for the three months ended September 30, 1996, respectively. The effects on pro forma net income and pro forma income per common share would not have been material.

RESULTS OF OPERATIONS

    The following tables set forth, for the periods indicated, certain items from the Company's consolidated statements of operations, included elsewhere herein, expressed as a percentage of revenues and percentage change in the dollar amount of such items compared to the prior year:

                                                                                              PERCENTAGE INCREASE (DECREASE)
                                                                                             ---------------------------------
                                                     PERCENTAGE OF REVENUES                                            THREE
                                      ----------------------------------------------------                            MONTHS
                                                                          THREE MONTHS                                  TO
                                                                              ENDED                                    THREE
                                           YEAR ENDED JUNE 30,            SEPTEMBER 30,          YEAR TO YEAR         MONTHS
                                      ------------------------------   -------------------   ---------------------   ---------
                                        1994       1995       1996       1995       1996     1994:1995   1995:1996   1995:1996
                                      --------   --------   --------   --------   --------   ---------   ---------   ---------
Revenues............................     100.0%     100.0%     100.0%     100.0%     100.0%      48.4%       32.0%       29.4%
Salaries, wages and other direct
  costs.............................      68.5       68.4       68.8       68.0       67.6       48.4        32.6        28.6
Selling, general and administrative
  expenses..........................      26.3       23.6       21.6       22.6       21.5       32.9        20.9        23.1
Amortization of intangible assets...        .8        1.1        1.1        1.1        1.0       99.6        29.0        18.3
Merger costs........................     --            .8         .5      --           1.2      --          --          --
                                      --------   --------   --------   --------   --------
Operating income....................       4.4        6.1        8.0        8.3        8.7      103.2        75.0        35.4
Interest (expense)/income, net......       (.2)       (.2)        .3        (.3)        .4       20.0       --          --
                                      --------   --------   --------   --------   --------
Income before income taxes..........       4.2        5.9        8.3        8.0        9.1      107.4        86.1        46.2
Income tax expense..................       1.5        2.5        2.9        3.0        5.8      137.5        55.5       147.5
                                      --------   --------   --------   --------   --------
Net income..........................       2.7%       3.4%       5.4%       5.0%       3.3%      90.2       108.1       (14.9)
                                      --------   --------   --------   --------   --------
Pro forma net income................       2.7%       3.5%       5.1%       4.9%       5.3%      95.6        91.0        39.1
                                      --------   --------   --------   --------   --------
                                      --------   --------   --------   --------   --------

THREE MONTHS ENDED SEPTEMBER 30, 1996 AS COMPARED TO THREE MONTHS ENDED
  SEPTEMBER 30, 1995


    The Company's total revenues for the three months ended September 30, 1996 increased 29.4% to $49.5 million from $38.3 million for the three months ended September 30, 1995. For the three months ended September 30, 1996, CIS revenues increased 27.7% to $36.4 million from $28.5 million for the three months ended September 30, 1995 and STC revenues increased 34.2% to $13.1 million from $9.8 million for the three months ended September 30, 1995. CIS revenues accounted for 73.5% and 74.4% of total revenues for the three months ended September 30, 1996 and 1995, respectively. The increase in the Company's CIS revenues was derived primarily from increases in hours billed and, to a lesser extent, an increase in average billing rates. The increase in hours billed was due primarily to internal growth in branch offices and the inclusion of operations of the Minnesota Branch and the Columbus Branch for the three months ended September 30, 1996 versus only one month for the Minnesota Branch for the three months ended September 30, 1995. These acquired branches accounted for approximately $1.4 million of additional revenues for the three months ended September 30, 1996 as compared to 1995. STC revenues have increased primarily due to increased volume of customers implementing PeopleSoft software, increased national management consulting level sales, increased project responsibilities for existing clients and the acquisition of Spectrum NT in July 1996.


    Salaries, wages and other direct costs, consisting primarily of consultant wages, payroll taxes, benefits and related costs, increased 28.6% to $33.4 million (67.6% of revenues) for the three months ended September 30, 1996 from $26.0 million (68.0% of revenues) for the three months ended September 30, 1995.

    Selling, general and administrative expenses increased 23.1% to $10.7 million (21.5% of revenues) for the three months ended September 30, 1996 from $8.7 million (22.6% of revenues) for the three months ended September 30, 1995. This decrease as a percentage of revenues was due primarily to the Company's ability to spread fixed costs over greater revenues.

    Amortization of intangible assets, consisting primarily of goodwill, client lists and non-compete agreements, increased 18.3% to $517,000 for the three months ended September 30, 1996 from $437,000 for the three months ended September 30, 1995. This increase was primarily due to the Company's acquisitions during the first quarter of fiscal 1997 and during fiscal 1996.

    Net interest income was $212,000 for the three months ended September 30, 1996 as compared to net interest expense of $88,000 for the three months ended September 30, 1995. As a result of the Company's sale of Common Stock in November 1995, the Company reduced its borrowings under its bank line of credit and significantly increased its investment in interest earning cash equivalent instruments.

    The Company's effective tax rates were 63.7% and 37.6% for the three months ended September 30, 1996 and 1995, respectively. The increase was primarily due to a one-time charge of $1.2 million to income tax expense related to Spectrum's termination of its S corporation status upon its merger with the Company and, to a lesser extent, nondeductible merger costs, which were partially offset by Spectrum's nontaxable S corporation income. As a result of these one-time, merger-related tax effects and merger costs of $597,000, net income decreased to $1.6 million for the three months ended September 30, 1996 from $1.9 million in the corresponding period in the prior year.

    The Company's pro forma net income increased 39.1% to $2.6 million (5.3% of revenues) for the three months ended September 30, 1996 from $1.9 million (4.9% of revenues) for the three months ended September 30, 1995. The pro forma adjustment to income tax expense reflects the exclusion of the one-time income tax effects related to changes in the tax status of certain merged companies and imputes tax expense for S corporation operations that were not subject to income taxes.

FISCAL YEAR ENDED JUNE 30, 1996 AS COMPARED TO FISCAL YEAR ENDED JUNE 30, 1995


    The Company's total revenues for fiscal 1996 increased 32.0% to $172.2 million from $130.5 million for fiscal 1995. In fiscal 1996, CIS revenues increased 28.0% to $128.5 million from $100.4 million in fiscal 1995 and STC revenues increased 45.2% to $43.7 million from $30.1 million in fiscal 1995. CIS revenues represented 74.6% and 76.9% of total revenues in fiscal 1996 and fiscal 1995, respectively. The increase in the Company's CIS revenues was derived primarily from increases in hours billed and, to a lesser extent, an increase in average billing rates. The increase in hours billed was due primarily to internal growth in branch offices, the inclusion of operations of ISI for 12 months in fiscal 1996 as compared to six months in fiscal 1995, and the inclusion of operations of the Minnesota Branch for 10 months and the Columbus Branch for four months in fiscal 1996. These acquisitions accounted for approximately $6.0 million of additional revenues in fiscal 1996 as compared to fiscal 1995. STC revenues have increased primarily due to increased volume of customers implementing PeopleSoft software, increased national sales and increased project responsibilities for existing clients.


    Salaries, wages and other direct costs increased 32.6% to $118.5 million (68.8% of revenues) in fiscal 1996 from $89.3 million (68.4% of revenues) in fiscal 1995.

    Selling, general and administrative expenses increased 20.9% to $37.2 million (21.6% of revenues) in fiscal 1996 from $30.8 million (23.6% of revenues) in fiscal 1995. The decrease as a percentage of revenues was due primarily to greater economies of scale at the administrative level of the Company in fiscal 1996.

    Amortization of intangible assets increased 29.0% to $1.8 million in fiscal 1996 from $1.4 million in fiscal 1995. This increase was due primarily to the Company's acquisitions of each of ISI in January 1995, the Minnesota Branch in September 1995 and the Columbus Branch in March 1996.

    Merger costs of $901,000 in fiscal 1996 relate to PBSI's merger with the Company. Merger costs of $1.1 million in fiscal 1995 relate to the mergers of SSSI and BIT.

    Net interest income was $454,000 (0.3% of revenues) in fiscal 1996 as compared to net interest expense of $228,000 (0.2% of revenues) in fiscal 1995. As a result of the Company's November 1995 public sale of Common Stock, the Company reduced its borrowings under its bank line of credit and significantly increased its investment in interest earning cash equivalent instruments.

    The effective tax rates for fiscal 1996 and fiscal 1995 were 34.9% and 41.8%, respectively. The decrease was primarily attributable to a $818,000 tax benefit resulting from Spectrum's conversion to an S corporation in fiscal 1996 and, to a lesser extent, decreased nondeductible merger costs in fiscal 1996. Additionally, in fiscal 1996, the Company recognized $2.6 million as a direct addition to additional paid-in capital and a deduction to income taxes payable from the tax benefits resulting from the exercise of stock options. Of this amount, $1.6 million reduced income taxes payable at June 30, 1996 and $1.0 million is included in deferred tax assets, which will be used to reduce income taxes payable for the year ending June 30, 1997. In fiscal 1995, the Company recognized $422,000 as a direct addition to additional paid-in capital for the tax benefit resulting from the exercise of stock options, which tax benefit correspondingly reduced income taxes payable.

    The Company's net income increased 108.1% to $9.3 million (5.4% of revenues) in fiscal 1996 from $4.5 million (3.4% of revenues) in fiscal 1995. Prior to their merger with the Company, Spectrum, PBSI and SSSI were not tax-paying entities. The pro forma adjustment to income tax expense reflects the inclusion of income tax expense as if Spectrum, PBSI and SSSI had been tax-paying entities in each period prior to their merger with the Company. The pro forma adjustment to income tax expense for the year ended June 30, 1996 reflects the exclusion of an income tax benefit of $818,000 resulting from Spectrum's conversion to an S corporation in fiscal 1996. The pro forma adjustment to income tax expense in fiscal 1996 and 1995 also results in the exclusion of one-time income tax expenses of $475,000 and $284,000, respectively, resulting from the termination of the S corporation status of PBSI and SSSI. The pro forma adjustment to income tax expense decreased pro forma net income to $8.8 million (5.1% of revenues) in fiscal 1996 while increasing pro forma net income to $4.6 million (3.5% of revenues) in fiscal 1995. See Notes 1(j) and 7 of Notes to Consolidated Financial Statements.

FISCAL YEAR ENDED JUNE 30, 1995 AS COMPARED TO FISCAL YEAR ENDED JUNE 30, 1994


    The Company's total revenues for fiscal 1995 increased 48.4% to $130.5 million from $87.9 million for fiscal 1994. In fiscal 1995, CIS revenues increased 48.9% to $100.4 million from $67.4 million in fiscal 1994 and STC revenues increased 46.5% to $30.1 million from $20.5 million in fiscal 1994. CIS revenues represented 76.9% and 76.6% of total revenues in fiscal 1995 and fiscal 1994, respectively. The increase in the Company's CIS revenues was derived primarily from increases in hours billed as average billing rates remained relatively constant in fiscal 1995. The increase in hours billed was a function of internal growth in branch offices, the inclusion of operations of CPU for 12 months in fiscal 1995 as compared to one month in fiscal 1994 and the inclusion of operations of ISI for the last six months of fiscal 1995. These two acquisitions accounted for approximately $12.8 million of additional revenues in fiscal 1995 as compared to fiscal 1994.


    Salaries, wages and other direct costs increased 48.4% to $89.3 million (68.4% of revenues) in fiscal 1995 from $60.2 million (68.5% of revenues) in fiscal 1994.

    Selling, general and administrative expenses increased 32.9% to $30.8 million (23.6% of revenues) in fiscal 1995 from $23.2 million (26.3% of revenues) in fiscal 1994. The decrease as a percentage of revenues was due primarily to greater efficiencies and economies of scale of the Company's operations in fiscal 1995.

    Amortization of intangible assets increased 99.6% to $1.4 million in fiscal 1995 from $690,000 in fiscal 1994. This increase was due primarily to the Company's acquisition of CPU in June 1994 and the acquisition of ISI in January 1995.

    Merger costs of $1.1 million in fiscal 1995 consist primarily of professional fees, brokers' fees and severance payments related to the mergers of SSSI and BIT into the Company. No merger costs were incurred in fiscal 1994.

    Net interest expense increased 20.0% to $228,000 (0.2% of revenues) in fiscal 1995 from $190,000 (0.2% of revenues) in fiscal 1994 due to overall increased indebtedness, which indebtedness was used primarily to fund acquisitions.

    The effective tax rates for fiscal 1995 and fiscal 1994 were 41.8% and 36.5%, respectively. The increase was primarily attributable to nondeductible merger costs and the conversion of SSSI to a taxable entity. In fiscal 1995, the Company recognized $422,000 as a direct addition to additional paid-in capital and a deduction to income taxes payable from the tax benefits resulting from the exercise of stock options, which correspondingly reduced income taxes payable. No such benefit was obtained in fiscal 1994.

    The Company's net income increased 90.2% to $4.5 million (3.4% of revenues) in fiscal 1995 from $2.3 million (2.7% of revenues) in fiscal 1994. Prior to their merger with the Company, PBSI and SSSI were not tax paying entities. The pro forma adjustment to income tax expense reflects the inclusion of income tax expense as if PBSI and SSSI had been tax paying entities in each period prior to their merger with CIBER. The pro forma adjustment to income tax expense in fiscal 1995 reflects the exclusion of $284,000, representing the one-time income tax expense that resulted from termination of the S corporation status of SSSI. The pro forma adjustment to income tax expense increased pro forma net income to $4.6 million (3.5% of revenues) in fiscal 1995 as compared to $2.3 million (2.7% of revenues) in fiscal 1994. See Notes 1(j) and 7 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 1996, the Company had $40.2 million of working capital, of which $19.4 million was cash and cash equivalents. The Company has used operating cash flow, its revolving line of credit and the net proceeds from sales of Common Stock to finance working capital needs and acquisitions. The Company believes that its operating cash flow and the availability of credit under its bank revolving line of credit will be sufficient to finance working capital needs through at least fiscal 1997.

    Net cash provided by operating activities was $5.0 million, $2.2 million, $636,000 and $2.2 million for the three months ended September 30, 1996 and in fiscal 1996, 1995 and 1994, respectively. Net income excluding noncash charges (primarily depreciation, amortization and deferred income taxes) provided cash of $3.4 million, $10.6 million, $6.6 million and $3.4 million for the three months ended September 30, 1996 and in fiscal 1996, 1995 and 1994, respectively. This was partially offset by changes in operating assets and liabilities that provided cash of $1.6 million during the three months ended September 30, 1996 while using cash of $8.4 million, $6.0 million and $1.2 million in fiscal 1996, 1995 and 1994, respectively. Changes in operating assets and liabilities have used significant amounts of cash in fiscal 1996 and 1995 primarily because the Company's accounts receivable increased 32.9% and 45.8%, respectively, as a result of the Company's 32.0% and 48.4% increase in revenues in fiscal 1996 and 1995, respectively.

    Net cash used in investing activities during the three months ended September 30, 1996 and in fiscal 1996, 1995 and 1994 was $5.4 million, $3.4 million, $5.0 million and $10.1 million, respectively. The Company used $5.0 million of cash during the three months ended September 30, 1996 for the acquisition of Spectrum NT. Fiscal 1996 investing activities used $1.7 million for the acquisitions of the Minnesota Branch and the Columbus Branch and used $1.7 million for purchases of property and equipment, primarily computer-related office equipment and furniture. The fiscal 1995 and 1994 cash used in investing activities related principally to the acquisitions of ISI and CPU, respectively.

    Net cash provided by financing activities during the three months ended September 30, 1996 and in fiscal 1996, 1995 and 1994 was $2.8 million, $15.9 million, $4.7 million and $8.3 million, respectively. During the three months ended September 30, 1996 and in fiscal 1996 and 1994, the Company obtained net cash proceeds from the sale of Common Stock of $572,000, $20.3 million and $11.0 million, respectively. During the three months ended September 30, 1996, the Company recognized $1.1 million as a direct increase to additional paid-in capital from the tax benefits resulting from the exercise of stock options. This, together with $1.0 million of current tax benefits resulting from the exercise of stock options which were accounted for as deferred tax assets at June 30, 1996, reduced the Company's income taxes payable and provided cash of $2.2 million during the three months ended September 30, 1996. In fiscal 1996 and 1994, the Company used $5.8 million and $2.3 million, respectively, to reduce its borrowings under bank lines of credit, while in fiscal 1995 the Company borrowed $4.1 million on the line of credit.

    The Company currently has available a $15 million revolving line of credit with UMB Bank Colorado. The line of credit expires on April 1, 1997 and is collateralized by substantially all assets of the Company. Borrowings under the line of credit bear interest at the bank's prime rate (currently 8.25%). The highest amount outstanding under the line of credit in fiscal 1996 was $7.0 million and, at September 30, 1996, there were no amounts outstanding. The credit agreement requires that the Company maintain certain tangible net worth and debt service coverage ratios and imposes limits on the incurrence of additional indebtedness.

    Subsequent to September 30, 1996, the Company has used approximately $6.0 million in cash in connection with the TSG, TMG and CNSI business combinations as consideration and for the payment of certain assumed liabilities. See "-- Business Combinations."

ASSET MANAGEMENT

    The Company's accounts receivable have increased 32.9% and 45.8% as a result of the Company's 32.0% and 48.4% increase in revenues in fiscal 1996 and 1995, respectively. Clients are generally billed weekly, bi-weekly or monthly for services. Due to the quality and large size of the Company's clients, bad debt expenses have averaged less than 0.1% of revenues for the last several years. During the last three fiscal years, approximately 85% of the Company's receivables have been collected within 60 days of invoice. Delays in collection of accounts receivable generally relate to missing time sheets, delayed receipt of purchase order numbers and payables procedures of the Company's clients. The Company believes substantially all accounts receivable on its September 30, 1996 balance sheet will be collected, although there can be no assurance that substantially all accounts receivable will be collected.

SEASONALITY AND QUARTERLY RESULTS

    The Company experiences a moderate amount of seasonality. Typically, operating income as a percentage of revenues is lowest in the last quarter of each calendar year (the Company's second fiscal quarter), because more holidays and vacations are taken at that time of year resulting in fewer hours billed in that period.

    The following table sets forth certain statements of operations data for each of the Company's last nine quarters and, in management's opinion, contains all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation thereof. See Note 13 of Notes to Consolidated Financial Statements for additional quarterly financial information.

                                                                                                                  FISCAL 1997
                                 FISCAL 1995 -- THREE MONTHS ENDED                                               THREE MONTHS
                               --------------------------------------     FISCAL 1996 -- THREE MONTHS ENDED          ENDED
                                                               JUNE    ----------------------------------------  -------------
                               SEPT. 30  DEC. 31   MAR. 31    30(1)    SEPT. 30  DEC. 31   MAR. 31   JUNE 30(1)   SEPT. 30(1)
                               --------  --------  --------  --------  --------  --------  --------  ----------  -------------
                                                                       (IN THOUSANDS)
Revenues...................... $28,895   $ 30,371  $34,332   $36,860   $38,258   $ 39,509  $44,626   $  49,758   $     49,489
Operating income, excluding
  merger costs................   1,832      1,592    2,487     3,065     3,167      2,921    3,776       4,864          4,885
Operating income as a
  percentage of revenues,
  excluding merger costs......    6.3%       5.2%     7.2%      8.3%      8.3%       7.4%     8.5%        9.8%           9.9%

----------------------------------
(1) Operating income for these periods in fiscal 1995, 1996 and 1997 exclude merger costs of $1,075,000, $901,000 and $597,000, respectively, relating to business combinations accounted for as poolings of interests.

RECENT ACCOUNTING PRONOUNCEMENTS

    During the year ended June 30, 1997, the Company will be required to adopt Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based compensation plans, as well as for transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. SFAS 123 permits stock compensation cost to be measured using either the intrinsic value-based method or the fair value method. When adopted, the Company intends to continue to use the intrinsic value-based method and will provide the expanded disclosures required by SFAS 123 in the notes to financial statements.

                                    BUSINESS

    WITH THE EXCEPTION OF HISTORICAL MATTERS, CERTAIN MATTERS DISCUSSED BELOW ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM TARGETS OR PROJECTED RESULTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, AMONG OTHERS, DEPENDENCE ON SIGNIFICANT CLIENTS, CONTINUED ACCEPTANCE AND GROWTH OF PEOPLESOFT SOFTWARE, THE COMPANY'S ABILITY TO ATTRACT AND RETAIN QUALIFIED CONSULTANTS, PROJECT RISKS, THE COMPANY'S ABILITY TO EFFECTIVELY MANAGE AND INTEGRATE BUSINESS COMBINATIONS, AND COMPETITION, AS WELL AS OTHER FACTORS DESCRIBED HEREIN AND IN "RISK FACTORS." MANY OF THESE FACTORS ARE BEYOND THE COMPANY'S ABILITY TO PREDICT OR CONTROL. PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH HAVE BEEN MADE AS OF THE DATE OF THIS PROSPECTUS, AND PROSPECTIVE INVESTORS SHOULD NOT INFER THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF THAT WOULD WARRANT ANY MODIFICATION OF ANY FORWARD-LOOKING STATEMENT MADE HEREIN. THE COMPANY DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE PUBLICLY THESE FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

GENERAL

    The Company is a nationwide provider of information technology consulting, including application software staff supplementation, management consulting solutions to business problems, package software implementation, system life-cycle project responsibility, millennium date change conversion services and networking procurement and engineering services.


    The Company's revenues are generated from two services groups, the CIBER Information Services ("CIS") group and the Strategic Technology Consulting ("STC") group. The CIS group provides application software development and maintenance services and, through the CIBR2000 division, millenium date change solutions. The STC group provides services through Spectrum, BIT and CNSI. Spectrum provides management consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and system integration services. BIT specializes in the implementation and integration of human resource and financial software application products, primarily for client/server networks. A substantial portion of BIT's revenues is derived from assisting clients implementing PeopleSoft software. CNSI serves clients in the areas of local-area and wide-area networking, including design, procurement, installation, testing and maintenance.


    The Company's strategy is to expand its business by continuing to build long-term relationships with major clients based on high-quality information technology services tailored to meet client needs and strategies, as well as by continuing to evaluate the acquisition of complementary businesses. The Company's traditional time and material application software programming services are evolving to include a comprehensive array of management consulting, system design, development, integration, implementation and project management services.

    The Company markets its services through a direct sales force that targets large corporations relying on outside firms to satisfy information technology requirements. The primary focus of the sales and marketing effort is to cultivate long-term client relationships that result in the ongoing utilization of the Company's services throughout an enterprise.

    The Company currently services its clients through a nationwide network of 39 offices in 21 states, plus two foreign offices. The Company currently employs approximately 2,800 employees, approximately 2,400 of whom are billable consultants trained in operating systems, standard and state-of-the-art programming languages, application software design techniques, process re-engineering and management resource planning, local-area and wide-area networking and certain widely-used software packages. These services are generally provided on-site to large clients with substantial information technology requirements.

    The Company began operations in 1974 to assist companies in need of computer programming support. In the mid-1980s, the Company initiated a growth strategy that included expanding its range of computer-related services, developing a professional sales force and selectively acquiring established complementary companies. Since fiscal 1992, the Company's revenues have increased from $58.7 million to $172.2 million in fiscal 1996, a compound annual growth rate of 31%. Over the same period, pro forma net income increased from $1.1 million in fiscal 1992 to $8.8 million in fiscal 1996, a compound annual growth rate of 67%.

RECENT DEVELOPMENTS

    Subsequent to September 30, 1996, the Company has completed the three following business combinations:

    TECHNOLOGY MANAGEMENT GROUP, INC. ("TMG"). On November 26, 1996, TMG merged with a subsidiary of the Company. The business combination will be accounted for as a pooling of interests. The Company issued 242,176 shares of its Common Stock and granted options to purchase 163,003 shares of Common Stock (at an aggregate exercise price of $547,000), in exchange for all of the outstanding common stock and the cancellation of stock options of TMG. TMG, located in Seattle, Washington, provides consulting services similar to the Company's CIS division. The merger with TMG provides the Company with its first office in the northwest United States.

    TECHNICAL SUPPORT GROUP ("TSG"). On November 27, 1996, TSG merged with a subsidiary of the Company. This business combination will be accounted for as a pooling of interests. The Company issued 370,373 shares of Common Stock and assumed all of TSG's liabilities in exchange for all of the assets of TSG. TSG, located in Chicago, Illinois, provides consulting services similar to the Company's CIS division. The merger with TSG provides the Company with its first office in the Chicago, Illinois metropolitan area.

    CIBER NETWORK SERVICES, INC. ("CNSI"). On December 2, 1996, the Company acquired CNSI for consideration of approximately $3.7 million, consisting of 68,631 shares of Common Stock and approximately $1.2 million in cash. In addition, the Company assumed net liabilities of approximately $800,000, resulting in a total purchase price of approximately $4.5 million. Furthermore, contingent consideration of up to an additional $2.6 million will be paid to the sellers if CNSI achieves certain performance objectives in each of the 12 month periods ending October 31, 1997, 1998 and 1999. If the contingent consideration is earned, it will be payable, at the sellers' option, in Common Stock (at the then prevailing market price for Common Stock) or in cash. The acquisition will be accounted for as a purchase. CNSI was purchased primarily from affiliates of the Company. CNSI, which has offices in Edison, New Jersey, Denver, Colorado, and San Francisco, California, provides local-area and wide-area networking solutions, including design, procurement, installation, testing and maintenance. See "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Certain Relationships and Related Transactions" and Note 9 of Notes to Consolidated Financial Statements.

INDUSTRY BACKGROUND

    Computer software is generally categorized as system software or application software. System software is the software that controls the internal operations of the hardware (E.G., the input, storage and output of the computer). Application software performs the specific tasks required by the computer user, (E.G., an accounts receivable, inventory control or mortgage payment history program). Regardless of the purpose, computer programs designed to perform tasks otherwise done manually are referred to as application software. Application software has become essential to manage most business information for major companies.

    The major technological development in information services in recent years has been the transition from host-based application software that operated on mainframes and minicomputers, typically supplied by a single vendor, to distributed and open computing environments utilizing client/server architectures. The host-based application software offered centralized data processing to a small group of users and helped automate tasks such as financial reporting. In the 1980s, the ease-of-use and low cost of personal computers, combined with the increased availability of powerful application software, led to rapid growth in the number of computer users throughout organizations. Computing environments became increasingly varied and included personal computers and workstations from different vendors, as well as traditional minicomputers and mainframes. This decentralized computing environment requires businesses to seek methods of improving information processing across varying computer hardware and software configurations.

    In recent years, corporations have relied increasingly on information technology consulting firms to develop, support and strengthen their management information systems ("MIS") departments. The reliance of businesses on information technology consulting firms is due, in part, to rapid technological change, resulting in information systems that are more complex and that require specialized technical expertise, as well as a desire by clients to maintain smaller computer systems staffs. Corporations' MIS departments frequently lack adequate technical and management capabilities to address the size and complexity of their application software and its interaction with both the system software and the other application software being utilized on the same system. These needs lead corporations to outsource these functions to information technology consulting firms. Additionally, clients often have difficulty in attracting and retaining technical and management personnel with experience in relevant technologies.

    The Company believes that a number of factors have caused the demand for information technology services to grow, including businesses' motivation to improve productivity, accelerating technological change and the need for integrated systems. Due to the advantages of flexible staffing, the rapidly changing nature of programming skill sets and the desire to avoid potential employee termination costs, the practice of outsourcing to information technology consulting firms is likely to increase. The information technology services industry has grown significantly and totaled $19.8 billion in 1995. This market is forecasted to exceed $37.3 billion in revenues by the year 2000 as reported by The Updata Group, an independent market research firm.

BUSINESS STRATEGY

    The Company's strategy is to expand its business by continuing to build long-term relationships with major clients based on high-quality information technology services tailored to meet client needs. The Company's traditional time and material application software programming services have been expanded to include a comprehensive array of management consulting software system design, development, integration, implementation and project management services. The Company's strategy includes the following key elements:

    - BUILD STRONG CLIENT RELATIONSHIPS. The Company is committed to providing quality custom software application and development services that meet the demands of large companies with substantial data processing operations. Management believes the Company's emphasis on building long-term relationships with major clients has been a primary reason for the Company's success. Most of the Company's largest clients have been significant clients for many years. For example, the Company's largest and second largest clients, accounting for approximately 12% and 6%, respectively, of fiscal 1996 revenues, have been clients for over 17 and 10 years, respectively. The Company focuses significant resources on continuous qualification as an approved vendor on its clients' vendor lists and, over the past five years, has regularly qualified as such a vendor for more than two dozen Fortune 500 companies.

    - GROW THROUGH BUSINESS COMBINATIONS AND INTERNAL EXPANSION. The Company intends to expand by acquiring companies that broaden the Company's array of consulting services, that have strategic client relationships or that are located in attractive geographic locations. The Company also intends to expand the operations of existing offices primarily by providing incremental information technology services to existing clients. The Company may also start new branches in attractive markets with its own personnel.

    - EXPAND INTEGRATION AND IMPLEMENTATION SERVICES. The Company's concentrated effort on providing time and material programming services has expanded to include management level strategic systems solutions, as well as the implementation of clients' long-term information technology strategies, from design and development of their information systems, through testing and implementation, to migration from mainframe to client/server architectures, as well as package software project implementation. As a result of these efforts, the Company is taking greater responsibility for projects and providing greater value-added services to its clients. This expansion of focus, combined with the Company's stringent controls and high quality processes, methodologies, tools and templates, will help position the Company as a full-service provider for its existing and new clients' information technology and application needs.

    - FOCUS ON QUALITY SERVICE. The Company seeks to be a leader in providing quality services and processes to its clients. The Company's corporate and CIS operations have received ISO 9002 certification, an international standard for consistency in operating procedures. The Company believes that it is currently the sole provider of computer-related services with ISO 9002 certification on a national basis. Many of the Company's clients are expected to require this certification in the next several years. ISO 9002 certification has enhanced the Company's ability (i) to achieve preferred supplier status from larger companies, (ii) to satisfy current and prospective clients who insist on a documented quality assurance system and (iii) to improve its operations by facilitating cost controls and other efficiencies on a continuing basis. The CIS and CIBR2000 divisions have also qualified for ISO 9001 certification, which certification relates to project development activities. The CIS division has also achieved Ford Motor Company "Q-1" status.

SERVICES

    CIS GROUP

    CIBER INFORMATION SERVICES. The CIS division supports the life cycle of computer systems, from strategy and design to development and implementation and, finally, to maintenance and support. The Company's technical staff performs a wide variety of tasks to identify, analyze and solve clients' data processing and computing problems. Generally, these services are provided on-site to clients whose personnel do not have the requisite technical skills or to clients with specific projects requiring additional staffing that do not justify permanent personnel increases. The scope of the work performed by the Company ranges from specific, minor tasks of short duration to large, complex tasks that require a large number of consultants for a year or longer. Examples of larger tasks include developing new systems and maintaining mature mainframe systems that cannot be quickly replaced. Typically, the Company's professional staff augments and becomes part of the clients' software development team on a specific application or project. A key element of the CIS strategy is to maintain offices in those geographic locations where the Company has significant client relationships. Currently, the CIS division operates out of 28 offices in 20 states.

    CIBR2000. In April 1996, the CIBR2000 division was launched to provide millennium date conversion services to assist clients in remedying customized computer programs that can only calculate time correctly up to December 31, 1999. CIBR2000 reviews and analyzes clients' existing programs, develops solutions alternatives for the year 2000 date change, and implements conversion solutions to correct this problem. CIBR2000 solutions include impact assessment, solution plan development, corrections implementation and validation/testing. Each CIBR2000 project follows a common methodology that is governed by the Company's Quality Process which is certified to the ISO 9001 international standard. Currently, the Company is performing millenium work at its CIBR2000 software facility, as well as at client sites.


    STC GROUP


    SPECTRUM TECHNOLOGY GROUP, INC. Spectrum focuses its services on executive management level, strategic systems solutions to business problems, including data modeling, data warehousing and enterprise architecture. Spectrum also develops systems on a project basis and is responsible for the Company's Microsoft technology-based consulting group known as Spectrum NT. Spectrum assists clients in aligning their technology platforms with their strategic business objectives. As the marketplace continues to evolve, the Company intends to assist clients in customizing their technology platforms, which the Company believes will help grow its integrated application solutions business.

    BUSINESS INFORMATION TECHNOLOGY, INC. BIT assists clients in implementing package application software on client/server systems. Clients seeking these services are generally businesses that are migrating from the mainframe to, or that are developing or implementing, client/server architectures. Approximately 15% of the Company's fiscal 1996 revenues were generated from clients implementing PeopleSoft software. The Company believes that, as package software companies such as PeopleSoft continue to enhance the functionality and performance of their products and such products become more widely used, package software implementation services will present an increasing opportunity for the Company.

    CIBER NETWORK SERVICES, INC. CNSI provides cross-platform, multi-vendor computer systems integration, complete network solutions and other related services to clients with networking needs. CNSI operates from offices in Edison, New Jersey, Denver, Colorado, and San Francisco, California. Networking services provided by CNSI include strategic planning, network design and configuration, technical support services, resources (hardware and software), project management, installation, and network administration and support. See "Certain Relationships and Related Transactions."

BUSINESS COMBINATIONS

    The Company has expanded its geographic breadth, diversified its technical expertise, expanded its client base and believes it has achieved other competitive advantages through business combinations. Following each CIS division merger or acquisition, the Company seeks to add value to the operations acquired by implementing the Company's automated office information systems and ISO 9002 processes, and by providing national recruiting support to its new offices. Given the highly fragmented nature of the information technology services industry, the Company intends to pursue business combinations as part of its growth and operating strategy. The success of this strategy depends not only upon the Company's ability to identify and acquire businesses on a cost-effective basis, but also upon its ability to integrate acquired operations into its organization effectively, to retain and motivate personnel and to retain clients of acquired firms.

    Acquired branches have accounted for approximately 50% of the Company's employee growth over the past five years. In reviewing potential business combinations, the Company focuses on the target company's geographic area, client base, reputation in specific software services, acquisition availability, cost, anticipated financial performance, sales, management and recruiting personnel and potential client demand, among other factors.

    Since the Company's initial public offering in March 1994, the Company has completed the following business combinations:

                                                                                     APPROXIMATE TOTAL    CONSULTANTS AT
       DATE                        NAME                        MAIN OFFICE             CONSIDERATION        ACQUISITION
------------------  ----------------------------------  --------------------------  -------------------  -----------------
December 1996       CIBER Network Services, Inc.        Edison, New Jersey          $   4.5 million(1)              50

November 1996       Technical Support Group, Inc.       Chicago, Illinois           $  13.5 million(2)              70

November 1996       Technology Management Group, Inc.   Seattle, Washington         $  13.7 million(3)             108

September 1996      Spectrum Technology Group, Inc.     Somerville, New Jersey      $  16.6 million(4)             110

July 1996           DataFocus, Inc.(5)                  Fairfax, Virginia           $   5.0 million                 45

May 1996            Practical Business Solutions, Inc.  Boston, Massachusetts       $  12.9 million(6)             125

March 1996          OASYS, Inc.                         Columbus, Ohio              $   0.8 million                 18

September 1995      Broadway & Seymour, Inc.(7)         Rochester, Minnesota        $   1.0 million                 45

June 1995           Business Information                Concord, California         $  10.3 million(8)             125
                    Technology, Inc.

May 1995            Spencer & Spencer Systems, Inc.     St. Louis, Missouri         $   5.3 million(9)             141

January 1995        Interface Systems, Inc.             Holmdel, New Jersey         $   3.4 million(10)             48

June 1994           C.P.U., Inc.                        Rochester, New York         $  12.4 million(11)            190

------------------------

(1) The total estimated consideration was paid by the issuance of 68,631 shares of Common Stock, the payment of approximately $1.2 million in cash and the assumption of approximately $800,000 of net liabilities. If the acquired business achieves certain levels of revenue or net income, the Company will be required to pay additional consideration of up to $2.6 million in cash or Common Stock. See "Summary -- Recent Developments," "Certain Relationships and Related Transactions" and Note 9 of Notes to Consolidated Financial Statements.

(2) The consideration was paid by the issuance of 370,373 shares of Common Stock. See "Summary -- Recent Developments."


(3) The consideration was paid by the issuance of 242,176 shares of Common Stock and options to purchase 163,003 shares of Common Stock at various exercise prices (which exercise prices total, in the aggregate, $547,000). See "Summary -- Recent Developments."


(4) Total consideration was paid by the issuance of 853,116 shares of Common Stock.


(5) The Company acquired only the Business Systems Development division of this company.


(6) The consideration was paid by the issuance of 959,035 shares of Common Stock and options to purchase 72,185 shares of Common Stock at an exercise price of $.01 per share.

(7) The Company acquired only one branch office of this company.

(8) The consideration was paid by the issuance of 1,400,512 shares of Common Stock.

(9) The consideration was paid by issuance of 624,284 shares of Common Stock and an option to purchase 134,268 shares of Common Stock at an exercise price of $0.005 per share.

(10) In addition, if the operations acquired achieve certain levels of income, the Company will be required to pay additional consideration in the form of Common Stock through December 31, 1997.

(11) The purchase price includes balance sheet net assets acquired of approximately $2.3 million.

    The business combinations with SSSI, BIT, PBSI and Spectrum have each been accounted for as a pooling of interests and TMG and TSG will each be accounted for as a pooling of interests, while the other business combinations are or will be accounted for as purchases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information.

CLIENTS

    The Company focuses its client marketing efforts on large companies with substantial needs for supplemental programmer staffing, package software implementation and systems integration services and other computer-related professional services. Such clients afford the Company opportunities to develop long-term relationships based on the high-quality, consistent services the Company has provided for more than 22 years. Although most consultant assignments are from three to 12 months, many of the Company's client relationships have continued for more than 10 years.

    The ability to serve large clients in diverse industries demonstrates the Company's adaptability to a wide variety of client environments. Whether clients are in the services or manufacturing sector, the Company recruits and provides consultants having skills matching the requirements of each client's project. The Company routinely satisfies the diverse information technology needs of clients in a wide variety of industries.

    Since approximately 1990, larger clients have started to limit the number of information technology vendors they use. In order to achieve the reduction in the number of vendors used, companies often review and screen both existing and potential vendors and generate select lists of approved vendors. The factors considered for placement of a company on a vendor list include geographic and technical breadth of operations, quality assurance programs, reliability and cost effectiveness. The Company focuses significant resources on continuous qualification as an approved vendor on its clients' vendor lists and, over the past five years, has regularly qualified as such a vendor for more than two dozen Fortune 500 companies.

    Certain customers account for a significant portion of the Company's revenues. One of the Company's clients, AT&T, accounted for 12% of total revenues for the year ended June 30, 1996. In addition, the Company's five largest clients represented 28%, 24% and 27% of the Company's total revenues for the years ended June 30, 1996, 1995 and 1994, respectively.

    The following table lists each of the Company's clients that management believes accounted for at least $1 million in revenues in fiscal 1996 and the number of years as a client (including periods served by an acquired or merged company). These clients represented, in the aggregate, approximately 55% of the Company's revenues in fiscal 1996.

                                                                     YEARS AS
CLIENT                                                                CLIENT
-----------------------------------------------------------------  -------------
American Express Company.........................................           20
AT&T.............................................................           17
Bell South.......................................................            2
Blue Cross/Blue Shield...........................................            5
EDS..............................................................            5
Fidelity Investments, Inc........................................            6
Ford Motor Corporation...........................................           22
GTE Corporation..................................................            8
Harris Corporation...............................................            4
IBM..............................................................           10
Eastman Kodak....................................................           10
Kroger Co........................................................            9
Lam Research Corporation.........................................            2
Lucent Technologies..............................................            1

                                                                     YEARS AS
CLIENT                                                                CLIENT
-----------------------------------------------------------------  -------------
MCI Telecommunications Corporation...............................           12
MEMC Electronics.................................................           13
Mellon Bank, N.A.................................................           15
Monsanto Corp....................................................           13
National Grocers.................................................            1
The Oshawa Group.................................................            3
PeopleSoft.......................................................            5
Publix Supermarkets..............................................            4
Sprint Corporation...............................................            5
State of Georgia.................................................           10
US West Communications, Inc......................................           11
University of Texas..............................................            1
Wakefern.........................................................            2
Xerox Corporation................................................           11

    The Company normally offers professional services through agreements that specify that services are rendered on a best efforts basis, that the Company makes no express or implied warranties and that the client must continue to pay all charges incurred prior to the termination of the agreement. Because services are typically rendered on an as required basis, the Company does not consider the backlog of unfinished assignments significant in understanding its business. The typical client contract term is one to three years and there can be no assurance that a client will renew its contract when it terminates. The Company's contracts are generally cancelable by the client at any time and clients may unilaterally reduce their use of the Company's services under such contracts without penalty. The termination or significant reduction of the Company's business relationship with any of its significant clients could have a material adverse effect on the Company's operating results.

    Through BIT, the Company has a significant relationship with PeopleSoft, both as a client and as an implementation partner. In fiscal 1996, 15% of the Company's total revenues was derived from clients who purchased implementation services for their PeopleSoft software and 1% of the Company's revenues was derived from PeopleSoft as a client. In the event PeopleSoft products become obsolete or non-competitive, or if BIT should lose its "implementation partner" status with PeopleSoft, the Company would suffer a material adverse effect.

    The Company generally prices its services to clients on a time and materials basis and maintains price ranges that reflect the technical skills and experience levels of the Company's consultants. The Company has provided and intends to continue to provide increased project services to its clients. Projects are distinguishable from the Company's core business of time and material consulting by the level of responsibility assumed by the Company. In a typical project, the Company independently develops a program or maintains a system, whereas, for time and materials contracts, the Company's clients generally maintain responsibility for the overall task. The failure of a project or the failure of the Company to provide project services in a satisfactory manner could have a material adverse effect on the Company. Further, because the Company may undertake projects on a fixed price basis and guarantee performance based upon defined operating specifications, cost overruns, unsatisfactory performance or unanticipated difficulties in such projects could have a material adverse effect on the Company's results of operations. See "Risk Factors -- Dependence on Significant Relationship; Absence of Long-Term Contracts."

SALES FORCE

    The Company maintains an experienced sales force of approximately 110 employees who market the Company's services to senior business executives, chief information officers, information systems managers, other users of programming services and purchasing/buying groups. The purchasing departments of the Company's largest CIS division clients commonly select a limited list of preferred vendors. Once on the vendor list, the Company's sales representatives are eligible to work directly with managers of projects or application systems seeking consultant assistance. New client contacts are generated through a variety of methods, including client referrals, personal sales calls, direct mailings to targeted clients and telemarketing.

OFFICES

    The Company's CIS division office network is integral to its business strategy. Through the office network, the Company can (i) offer a broad range of consulting services on a local basis, (ii) respond to changing market demands for information technology services through a variety of contacts in many industries and geographic areas and (iii) maintain a quality professional staff because of its nationwide reputation and its training programs. Additionally, the offices can market their services as being provided by a company with a national presence and a long history in the information technology services business.

    The Company believes its operating procedures and financial controls are two of its primary strengths. Business plans, generally at the office level, are prepared annually and include monthly projections for the ensuing fiscal year. Results are tracked monthly to compare actual performance to projected results. The Company has centralized accounting and cash management functions to help ensure integrity of data and control of information flow. Operating data is available on a weekly basis. The Company believes that these practices enhance results from acquired businesses as well.

    The Company established its office network through the internal start-up and staffing of offices in new geographic locations and through the acquisition of information technology services companies, their professional staffs and client relationships. The Company's network of offices currently consists of 39 offices in 21 states and two foreign offices. The number of consultants working out of any office ranges from as few as five to over 150. The average is approximately 55 consultants per office.

    The following is a list of the locations where the Company currently has offices:

                                    LOCATION
--------------------------------------------------------------------------------
DOMESTIC
Arizona                         Phoenix
California                      Concord
                                San Francisco*
Colorado                        Denver (three offices)*
Florida                         Melbourne
                                Orlando
                                Tampa
Georgia                         Atlanta
Illinois                        Chicago*
                                Oakbrook Terrace
Indiana                         Indianapolis
Kansas                          Overland Park (Kansas City)
Massachusetts                   Woburn (Boston)
Michigan                        Dearborn (Detroit)
Minnesota                       Rochester
Missouri                        St. Louis
New Jersey                      Edison (two offices)*
                                Iselin
                                Somerville
                                West Orange

                                    LOCATION
--------------------------------------------------------------------------------
New York                        Buffalo
                                Rochester
North Carolina                  Charlotte
Ohio                            Cincinnati
                                Cleveland
                                Columbus
Pennsylvania                    Philadelphia (two offices)
                                Pittsburgh
Rhode Island                    Providence
Texas                           Dallas (two offices)
                                Houston
Virginia                        Fairfax
                                Reston
Washington                      Seattle*

INTERNATIONAL
Canada                          Toronto
Argentina                       Buenos Aires

------------------------

*Includes offices that were acquired as a result of the TMG, TSG and CNSI business combinations.

CONSULTANT RECRUITMENT

    The Company's future success will depend in part on its ability to hire adequately trained personnel who address the increasingly sophisticated needs of its clients. The Company's on-going consultant needs arise from (i) increasing demand for the Company's services, (ii) turnover, which is generally high in the industry, and (iii) the clients' requests for programmers trained in the newest software technologies. Few of the Company's employees are bound by non-compete agreements. Competition for personnel in the information technology services industry is significant and the Company has had, and expects to continue to have, difficulty in attracting and retaining an optimal level of qualified personnel. In particular, competition for the limited number of qualified project managers and professionals with certain specialized skills, such as a working knowledge of certain sophisticated software, is intense. Because of this, the recruitment of the Company's skilled consultant group is a critical element in the Company's success. The Company devotes significant resources to meeting its personnel requirements. The Company currently has approximately 90 full-time recruiters in its offices and 17 in its National Recruiting Group. The National

Recruiting Group maintains a national, proprietary database of relocatable and harder to find consultants (due to unique or specialized skill sets), augments local recruiting, advertises nationally for new consultants, travels to branches to train new recruiters and performs related tasks.

    The Company invests heavily in a number of programs designed to retain its trained personnel. The Company sponsors a tuition reimbursement program available to all employees and, in addition, maintains a library of technical training courses available for home study. The Company makes available an employee stock purchase plan, incentive stock options and a matching provision as part of its 401(k) savings plan to all employees.

    It is often difficult to match the availability of consultants with client requirements. Pre-marketing and lead times from clients help, but consultant availability remains a significant factor in determining whether the Company or a competitor will obtain the available business. The Company believes that careful coordination of its recruiting and sales activities gives it an advantage over many of its smaller competitors. See "Risk Factors -- Ability to Attract and Retain Qualified Consultants."

COMPETITION

    The information technology services industry is extremely competitive. A number of companies compete with the Company in selected markets with substantially similar services. In most of the markets in which the Company competes, the Company believes that there are participants that have significantly greater financial, technical and marketing resources than the Company. The Company believes, however, that no one competitor dominates any of its markets.

    There are few very large competitors with annual revenues over $100 million. There are, however, according to The Updata Group, an independent consulting firm, over 3,000 software service firms with yearly revenues over $1 million competing for market share. Most of these firms participate in just one geographic area. The Company's competition, therefore, varies significantly from office to office. Often, local competitors are the Company's primary competition. At certain offices, particularly those with major clients, national competitors are the Company's significant competition. Each office must adapt to the circumstances under which it operates.

    In particular, the Company believes that its CIS division competes most directly with the following national companies: Keane, Inc., Analysts International Corporation and Computer Task Group, Inc. For project management services, Electronic Data Systems Corporation, Andersen Consulting, Computer Sciences Corporation and Cambridge Technology Partners, Inc. and others are competitors. Many of these companies are national and international in scope and have greater resources than the Company. BIT and Spectrum often compete with "Big Six" accounting firms, as well as larger systems consulting firms. The Company also competes with the internal data processing staffs of its clients, which clients can add to their employee base as an alternative to using a consulting firm. Additionally, many large accounting and management consulting firms offer services that overlap with a significant portion of the Company's services. Also, computer hardware and software companies are increasingly becoming involved in systems integration projects. Recently, temporary placement agencies, such as Corestaff, Olsten and Interim, have begun expanding their businesses to provide computer-related services to their customers. Additionally, over the past several years there has been an influx of foreign nationals who provide skilled computer programming services at lower pay scales than other domestic programmers. Some of these foreign nationals are being hired as consultants directly by the Company's clients and potential clients, as well as by certain of the Company's competitors. Moreover, in an attempt to decrease costs, some of the Company's clients and potential clients are outsourcing their business to competitors in foreign countries, including Ireland, India and the former Soviet Union. An increase in the use of skilled foreign national labor at lower rates or foreign software service firms by the Company's competitors or clients could have a material adverse effect on the Company.

    In order to remain on its clients' vendor lists and to develop new client relationships, the Company must satisfy client requirements at competitive rates. Although the Company continually attempts to lower its costs, there are other software services organizations and temporary placement agencies that provide the same or similar services as the Company at similar or lower costs. Additionally, certain of the Company's clients require that their vendors reduce rates after services have commenced. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements and, as a result, the Company could lose clients or be unable to maintain historic gross margin levels or to operate profitably. With respect to the Company's implementation services for software packages, the manufacturers of such software may have training requirements that inhibit the Company from competing effectively with other packaged software implementation providers.

EMPLOYEES

    As of December 2, 1996, the Company had approximately 2,800 full-time employees, including approximately 400 personnel in administrative positions and approximately 2,400 billable consultants. Administrative personnel are principally branch managers, sales representatives, recruiters and administrative assistants located throughout the Company's offices. None of the Company's employees are subject to a collective bargaining arrangement. The Company has entered into employment agreements with its executive officers. The Company believes its relations with its employees are good.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

    The following table sets forth the Company's directors and executive officers, their ages and their positions and offices currently held with the Company.

         NAME               AGE                          POSITION WITH THE COMPANY
-----------------------     ---     --------------------------------------------------------------------
Bobby G. Stevenson          54      Chairman, Chief Executive Officer and Secretary

Mac J. Slingerlend          49      President/Chief Operating Officer, Treasurer and Director

William E. Storrison        37      President/CIBER Information Services Division

John B. Maitland            53      Vice President; President of Business Information Technology, Inc.

Richard A. Montoni          45      Executive Vice President/Chief Financial Officer and Director

James A. Rutherford         50      Director

James C. Spira              53      Director

Roy L. Burger               41      Director

    BOBBY G. STEVENSON. Mr. Stevenson is Chairman of the Board of Directors, Chief Executive Officer, Secretary and one of the original three founders of the Company. Mr. Stevenson was Vice President in charge of recruiting and management of the technical staff from 1974 until November 1977 when he became Chief Executive Officer. He has been responsible for all operations of the Company since 1977.

    MAC J. SLINGERLEND. Mr. Slingerlend joined the Company in January 1989 as Executive Vice President/ Chief Financial Officer, became Treasurer and a director in 1994 and President and Chief Operating Officer in 1996. Prior to joining the Company, Mr. Slingerlend spent 15 years in the banking industry, primarily as a commercial lender, and five years in corporate financial positions in the cable television and hospitality industries.

    WILLIAM E. STORRISON. Mr. Storrison has been President of the Company's CIBER Information Services Division since 1996. Mr. Storrison was Senior Vice President/Operations of the Company from 1994 to 1996 and, from 1992 until 1994, served as the Company's Vice President/Eastern Operations. Mr. Storrison has been with the Company since 1987 and was previously Branch Manager and Regional Vice President of several of the Company's eastern branch offices.

    JOHN B. MAITLAND. Mr. Maitland joined the Company in 1995 as Vice President and as President of BIT when BIT merged with the Company. Mr. Maitland is responsible for the strategic initiatives, organizational development, business growth and overall profitability of BIT. From 1969 to 1981, Mr. Maitland held several positions in management and consulting, lastly as Consulting Manager and Director of Consulting at Integral Systems, Inc., a human resource management systems and financial software producer and consulting firm. In 1981, Mr. Maitland co-founded BIT and became its Executive Vice President and Chief Operating Officer. In 1987, he was promoted to President and Chief Executive Officer of BIT.

    RICHARD A. MONTONI. Mr. Montoni has been the Company's Executive Vice President/Chief Financial Officer and a director since October 1996. Prior to joining the Company, Mr. Montoni was a partner with KPMG Peat Marwick LLP, where he worked for over 20 years with companies in the high technology, manufacturing, merchandising and distribution industries. Mr. Montoni is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

    JAMES A. RUTHERFORD. Mr. Rutherford has been a director of the Company since February 1994. He is a managing director of Wingset Investments Ltd., a private venture capital company located in New Albany, Ohio. Prior to forming Wingset in 1995, Mr. Rutherford was one of the founders of Goal Systems International Inc., serving in various executive positions and as a director from its incorporation in 1977 until its sale in 1992. Mr. Rutherford is also a director of Symix Systems, Inc., Columbus, Ohio, as well as several private corporations.

    JAMES C. SPIRA. Mr. Spira has been a director of the Company since September 1994. Since 1995, he has been managing partner with Chicago, Illinois based Diamond Technology Partners, Inc., a management consulting firm providing program management services to design and deploy technology-enabled business strategies. From 1991 to 1995, Mr. Spira was Group Vice President of The Tranzonic Companies, a Cleveland-based holding company. From 1974 through 1991, Mr. Spira was founder, President and Chief Executive Officer of Cleveland Consulting Associates, an operations and systems management consulting firm doing business with large multi-national companies.

    ROY L. BURGER. Mr. Burger has been a director of the Company since November 1995. Mr. Burger has approximately 20 years experience in the equipment leasing and finance industry and has arranged the financing of more than $1.5 billion of equipment. Mr. Burger currently serves as Chairman and Chief Executive Officer of Boulder Capital Group, a company founded by him in 1986 that specializes in equipment leasing.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth compensation information with respect to Mr. Stevenson, the Company's Chief Executive Officer, and the Company's four most highly paid executive officers with annual compensation in excess of $100,000 (collectively, the "Named Executive Officers") for services rendered for the fiscal years ended June 30, 1996, 1995 and 1994. See "Employment Agreements."

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                     -------------
                                                                                       NUMBER OF
                                                              ANNUAL COMPENSATION     SECURITIES
                                                             ----------------------   UNDERLYING       ALL OTHER
        NAME AND PRINCIPAL POSITION            FISCAL YEAR     SALARY      BONUS        OPTIONS     COMPENSATION(1)
--------------------------------------------  -------------  ----------  ----------  -------------  ----------------
Bobby G. Stevenson(2)                                1996    $  315,000  $   34,134       --           $    5,041
  Chairman, Chief Executive Officer                  1995       300,000      93,000       --                5,987
  and Secretary                                      1994       300,000     275,696      100,000            4,760

Mac J. Slingerlend(2)                                1996    $  230,000  $   82,654       20,000       $   13,240
  President/Chief Operating Officer                  1995       200,000      73,500       --                7,470
  and Treasurer                                      1994       200,000      95,892       --                6,200

John B. Maitland, Jr.                                1996    $  225,000  $   53,004       50,000       $    6,075
  President/Chief Operating Officer                  1995        --          --           --               --
  Business Information Technology, Inc.              1994        --          --           --               --

William E. Storrison(2)                              1996    $  150,000  $   41,780       20,000       $   12,249
  President/CIBER Information                        1995       125,000      90,000       30,000            5,255
  Services                                           1994       125,000      76,395       83,312            4,701

Prasong Suvarnasorn(2)                               1996    $   97,731  $   20,000       20,000       $    4,757
  Senior Vice President/                             1995        95,288       6,000       12,000            3,330
  Operations/CIBR2000                                1994        73,923      10,000       38,750            2,926

------------------------

(1) Consists of amounts contributed by the Company under the Company's 401(k) Savings Plan and life insurance premiums paid by the Company. Savings Plan contributions were $4,781, $5,237 and $4,615 for Mr. Stevenson; $5,538, $5,470 and $4,268 for Mr. Slingerlend; $4,723, $5,080 and $4,701 for Mr.
    Storrison; and $3,117, $2,672 and $2,268 for Mr. Suvarnasorn, for the years ended June 30, 1996, 1995 and 1994, respectively. Savings Plan contributions for Mr. Maitland were $6,075 in fiscal 1996. The remaining amounts represent life insurance premiums.

(2) In January 1994, the Company entered into employment agreements with Messrs. Stevenson and Slingerlend. For the remainder of fiscal 1994, these executive officers were paid salaries pursuant to such employment agreements at the following annual rates, plus the following fiscal-year bonuses: Bobby G. Stevenson, salary $300,000 plus a bonus based on a formula related to the Company's net income; and Mac J. Slingerlend, salary $200,000 plus a bonus based on a formula related to the Company's net income. The Company entered into an employment agreement with Mr. Storrison on July 1, 1992, which agreement provided for a salary of $125,000 plus a bonus tied to the future performance of the CIS group of the Company. Pursuant to employment agreements effective July 1, 1995, the base salaries of Messrs. Stevenson, Slingerlend and Storrison were changed to $330,000, $300,000 and $200,000, respectively, for fiscal 1997.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information regarding options granted to the Named Executive Officers during the fiscal year ended June 30, 1996.

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF
                                             PERCENT OF                                         STOCK
                              NUMBER OF         TOTAL                                     PRICE APPRECIATION
                             SECURITIES        OPTIONS                                           FOR
                             UNDERLYING      GRANTED TO       EXERCISE OR                 OPTION TERM(1) ($)
                               OPTIONS      EMPLOYEES IN      BASE PRICE    EXPIRATION   --------------------
           NAME                GRANTED       FISCAL YEAR       ($/SHARE)       DATE         5%         10%
---------------------------  -----------  -----------------  -------------  -----------  ---------  ---------
Bobby G. Stevenson               --              --               --            --          --         --
Mac J. Slingerlend(2)            20,000               4%       $    8.88        7/2005     111,629    282,889
John B. Maitland, Jr.(3)         50,000              11%       $    8.88        7/2005     279,072    707,223
William E. Storrison(2)          20,000               4%       $    8.88        7/2005     111,629    282,889
Prasong Suvarnasorn(2)           20,000               4%       $    8.88        7/2005     111,629    282,889

------------------------

(1) Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

(2) Options were granted on July 1, 1995. The options vest and are exercisable in equal installments over three years commencing July 1, 1996.

(3) Options were granted July 1, 1995. The options vest and are exercisable in equal installments over five years commencing July 1, 1996.

OPTION EXERCISE IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning outstanding options held by the Named Executive Officers during the fiscal year ended June 30, 1996.

                                                      NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                            SHARES        VALUE      OPTIONS AT FISCAL YEAR       AT FISCAL YEAR END
                          ACQUIRED ON   REALIZED              END             EXERCISABLE/UNEXERCISABLE
          NAME             EXERCISE        ($)      EXERCISABLE/UNEXERCISABLE            ($)
------------------------  -----------  -----------  ------------------------  --------------------------
Bobby G. Stevenson            --           --              40,000/60,000            704,000/1,056,000
Mac J. Slingerlend            40,000      483,645         450,000/20,000            9,690,968/262,500
John B. Maitland, Jr.         --           --                 -- /50,000                  -- /656,250
William E. Storrison          35,000      358,564         174,998/40,000            3,643,079/615,000
Prasong Suvarnasorn           14,000      172,029          70,000/28,000            1,457,940/403,500

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with each of its executive officers. Except in the case of John Maitland, whose employment agreement was entered into in conjunction with the merger with BIT, each employment agreement has a term of one year and is annually renewable. In the case of Mr. Maitland, the initial term is through June 30, 1998 and is annually renewable for one-year terms thereafter, however, employment is not guaranteed for such three-year period ending June 1998. Each employment agreement provides that an officer's compensation will include a base salary and a bonus. See footnote 2 to the Summary Compensation Table above. In the event that any officer's employment is terminated upon a change of control of the Company, upon death or disability of the officer or without cause, such officer will be entitled to a severance payment. In the event of termination upon a change of control of the Company or other than for cause by the Company, the severance payment due the Chief Executive Officer is equal to three times his base salary, with such amounts payable in equal installments over a period of 36 months following termination. In the event of death of the Chief Executive Officer, the severance payment is equal to one-half of such officer's base salary, with such amount payable in equal installments over a period of 24 months. The severance payment for each other officer (other than Mr. Maitland) in the event of termination upon a change in control of the Company, other than for cause by the Company or in the event of death of such officer, is equal to one-half of such officer's base salary, with such amounts payable in equal installments over a period of 24 months following termination (other than Messrs. Storrison and Suvarnasorn whose severance payments in the event of death will be paid over a period of 12 months). With respect to Mr. Maitland, in the event of termination upon a change of control of the Company or upon termination other than for cause, Mr. Maitland is entitled to receive one-half of his base salary for an additional 24 months; PROVIDED, HOWEVER, that, in the event of termination for such reasons prior to June 30, 1997, Mr. Maitland shall be paid at the rate of 100% of his base salary for the period ended June 30, 1997, with any of the remaining payments to be at the rate of one-half of base salary. The severance payment in the event of the death of Mr. Maitland is equal to one-half of his base salary. In addition, in the event of termination upon a change of control of the Company, other than for cause by the Company, voluntary termination or termination for disability, Mr. Maitland would be entitled to a lump sum payment of between $25,000 and $50,000 if such termination occurred before June 30, 1998. In the event of termination of an executive officer upon a change of control of the Company, other than for cause by the Company or in the event of disability, the Company will pay such officer's medical, life and disability premiums for the first 12 months following termination.

    Effective November 1, 1996, the Company employed Richard A. Montoni as its Executive Vice President and Chief Financial Officer. The initial term of employment terminates on June 30, 1998 and will be automatically renewable for one year periods thereafter. Mr. Montoni's base salary and bonus for fiscal 1997 is $325,000. Mr. Montoni was also paid a $25,000 signing bonus. For fiscal 1998, Mr. Montoni will be paid a base salary of $250,000 and will be entitled to an annual bonus of one percent (1%) of the increase in the Company's net income from the prior year's net income. In the event of a termination upon a change of control of the Company, Mr. Montoni will receive a severance payment equal to his base salary for an additional two years plus an amount equal to his bonus for the two years preceding the termination. In the event of a termination other than for cause, Mr. Montoni will receive a severance payment of his base salary for an additional year. In addition, Mr. Montoni was granted under the Company's Employee Equity Incentive Plan incentive stock options to purchase 29,410 shares of Common Stock at $34.00 per share (the "ISO Options") and non-incentive stock options to purchase 20,590 shares of Common Stock at $34.00 per share (the "NSO Options"). The ISO Options vest over ten years and the NSO Options vest over three years.

LONG-TERM DEFERRED COMPENSATION PLAN

    The Company has agreed to make certain post-employment payments to Mr. Slingerlend or his designated beneficiary except in the event of a termination for cause. The payments will be made for 15 years after Mr. Slingerlend's termination of employment with the Company and will range from $40,000 to $100,000 annually, based on Mr. Slingerlend's age at the time of termination of employment. The benefits are also subject to certain vesting provisions.

    The Company has agreed to make certain post-employment payments to Mr. Montoni or his designated beneficiary except in the event of a termination for cause. The payments will be made for 15 years after Mr. Montoni's termination of employment with the Company and will range from $30,000 to $75,000 annually, based on the date of termination of employment. The benefits are also subject to certain vesting provisions.

1989 STOCK OPTION PLAN

    The Company adopted a non-qualified stock option plan in 1989 (the "1989 Plan") to provide long-term incentives to certain of its employees, consultants and directors. Thirteen individuals were granted options under the 1989 Plan. At September 30, 1996, there were 1,147,730 options outstanding under the

1989 Plan, all of which are exercisable. The exercise prices of the options range from $.47 to $1.29 per share, with a weighted average of approximately $.64 per share. Options totaling 403,990 shares were exercised in fiscal 1996. No options were granted subsequent to July 1, 1993. The 1989 Plan was discontinued in calendar 1993. Options under the 1989 Plan remain outstanding pursuant to their terms and expire at various times through 2013.

EMPLOYEES' EQUITY INCENTIVE PLAN

    In January 1994, the Company adopted an Employees' Equity Incentive Plan (the "Employees' Plan"). The purpose of the Employees' Plan is to provide long-term incentives to the Company's officers, employees and consultants. The Employees' Plan initially reserved 1,000,000 shares of Common Stock for issuance thereunder, which share amount was increased to 2,000,000 in October 1996. Under the Employees' Plan, the Company may grant to officers, employees and consultants awards of restricted stock, stock options and performance bonuses or any combination thereof. The Employees' Plan terminates after January 2004. Incentive stock options ("ISOs") may not be granted at an exercise price of less than the fair market value of the Common Stock on the date of grant. The exercise price of non-qualified stock options granted under the Employees' Plan may be granted at less than the fair market value of the Common Stock on the date of grant. The exercise price of ISOs granted to holders of more than 10% of the aggregate amount of outstanding Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant and the term of these options cannot exceed five years. As of September 30, 1996, options to purchase 1,081,294 shares of Common Stock were outstanding under the Employees' Plan at an average exercise price of $12.47 per share. Options for 42,000 shares were exercised in fiscal 1996, while options for 1,000 shares were forfeited.

EMPLOYEE STOCK PURCHASE PLAN

    Under the Employee Stock Purchase Plan (the "Stock Purchase Plan"), which was approved by the Company's stockholders in October 1994, employees who have been employed by the Company for at least six months can elect to purchase, through payroll deductions, shares of Common Stock at 85% of the fair market value on the first or last date of an offering period. Presently, 1,000,000 shares of Common Stock are reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan provides for one offering during each three-month period, commencing January 1, 1995. Employees are permitted to deduct at least 1% but not more than 5% of their compensation, or such other rates as determined from time to time by the Board of Directors. Notwithstanding the foregoing, no employee is permitted to subscribe for shares under the Stock Purchase Plan if, after the purchase of the shares, the employee would own 5% or more of the total voting power or value of all classes of stock of the Company or if the purchase would permit the employee to buy, pursuant to the Stock Purchase Plan, more than $6,250 worth of stock for any three-month offering period.

    As of September 30, 1996, 651 employees were participating in the Stock Purchase Plan. Employees purchased 90,268 shares at a weighted average price per share of $8.84 during fiscal 1996.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of December 2, 1996, and as adjusted to reflect the sale of the Common Stock offered hereby, for (i) each director and each Named Executive Officer, (ii) all directors and executive officers of the Company as a group, (iii) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock and (iv) the Selling Stockholders. Other than Messrs. Stevenson and Maitland, no Selling Stockholder is an employee or officer of the Company. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company. All beneficial ownership is sole and direct unless otherwise indicated. Beneficial ownership is determined in accordance with the rules of the Commission and generally reflect voting or investment power with respect to securities. In accordance with Commission rules, shares of Common Stock that may be acquired upon exercise of stock options (which are currently exercisable or which become exercisable within 60 days of December 2, 1996), are deemed beneficially owned by the optionee and each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days of December 2, 1996 have been exercised.


                                                            SHARES BENEFICIALLY                        SHARES TO BE
                                                              OWNED PRIOR TO                        BENEFICIALLY OWNED
                                                               THE OFFERING          NUMBER OF       AFTER OFFERING(1)
DIRECTORS, OFFICERS AND                                   -----------------------     SHARES      -----------------------
FIVE PERCENT STOCKHOLDERS                                  NUMBER      PERCENT     BEING OFFERED   NUMBER      PERCENT
--------------------------------------------------------  ---------  ------------  -------------  ---------  ------------
Bobby G. Stevenson(2)...................................  6,717,388        35.9%        673,077   6,044,311        31.5%
Mac J. Slingerlend(3)...................................    494,092         2.6         --          494,092         2.5
John B. Maitland, Jr.(4)................................    346,192         1.9         171,000     175,192       *
William E. Storrison(5).................................    184,034       *             --          184,034       *
Prasong Suvarnasorn(6)..................................     95,123       *             --           95,123       *
James A. Rutherford(7)..................................     22,156       *             --           22,156       *
James C. Spira(7).......................................     12,156       *             --           12,156       *
Roy L. Burger(8)........................................      5,156       *             --            5,156       *
Richard A. Montoni......................................     --           --            --           --           --
All directors and executive officers as a group (9
  persons)(9)...........................................  7,876,297        40.5         844,077   7,032,220        35.3


OTHER SELLING STOCKHOLDERS
--------------------------------------------------------
Paul Piper..............................................     74,192       *              74,192      --           --
BIT Class B Stockholder Liquidating Trust...............    140,052       *              81,731      58,321       *


--------------------------
*   less than 1%


(1) Gives effect to the sale in this Offering of a total of 450,000 shares of Common Stock by the Company and 1,000,000 shares by the Selling Stockholders. Assumes the Underwriters' over-allotment is not exercised. The address of Mr. Stevenson is c/o CIBER, Inc., 5251 DTC Parkway, Suite 1400, Englewood, CO 80111.



(2) Represents shares held by Bobby G. Stevenson Revocable Trust, of which Mr. Stevenson is the settlor, trustee and beneficiary and options to purchase 40,000 shares of Common Stock that are fully vested. Excludes 31,000 shares of Common Stock held in the Irrevocable First Stevenson Charitable Remainder Unitrust, of which shares Mr. Stevenson disclaims beneficial ownership.


(3) Includes options to purchase 451,666 shares of Common Stock that are fully vested and 29,166 shares that are owned by members of his family.

(4) Includes 345,962 shares currently held by the John B. Maitland, Jr. Trust, of which Mr. Maitland is the settlor, trustee and beneficiary.

(5) Includes options to purchase 181,664 shares of Common Stock that are fully vested.

(6) Includes options to purchase 78,666 of Common Stock that are fully vested and 10,416 shares that are owned by members of his family.

(7) Includes options to purchase 12,000 shares of Common Stock that are fully vested.

(8) Includes options to purchase 5,000 shares of Common Stock that are fully vested.

(9) Includes options to purchase 780,996 shares of Common Stock that are fully vested.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Bobby G. Stevenson, the Company's largest stockholder, Chief Executive Officer and Chairman, Mac J. Slingerlend, the Company's President and Chief Operating Officer, and Prasong Suvarnasorn, an officer of the Company, directly and through their children, owned 85% of CIBER Network Services, Inc. ("CNSI"), which commenced operations in July 1992. CNSI is engaged in the computer network integration business, which business includes the procurement of computer hardware and the installation of local and wide area computer networks and related services.

    On December 2, 1996, the Company acquired CNSI for consideration of approximately $3.7 million, consisting of 68,631 shares of Common Stock and approximately $1.2 million in cash. In addition, the Company assumed net liabilities of approximately $800,000, resulting in a total purchase price of approximately $4.5 million. Approximately $898,000 was paid by the Company at closing to Bobby G. Stevenson and members of his family for a debt owed to them by CNSI.

    Mr. Stevenson owned 10% of CNSI and received $375,000 in cash upon the sale and he and members of his family were repaid approximately $898,000 for an outstanding obligation owed to them by CNSI. Mr. Slingerlend and members of his family owned, collectively, 60% of CNSI and received 39,166 shares of Common Stock and $784,024 in cash upon the sale. Mr. Suvarnasorn and his family owned, collectively, 15% of CNSI and received 15,332 shares of Common Stock and $48.00 in cash upon the sale. Additionally, contingent consideration of up to an additional $2.6 million will be paid to the sellers if CNSI achieves certain performance objectives in each of the 12 month periods ending October 31, 1997, 1998 and 1999. If the contingent consideration is earned, it will be payable, at the sellers' option, in Common Stock (at the then prevailing market price for Common Stock) or in cash. The contingent consideration, if earned, will be paid to the sellers in accordance with their historical percentage ownership interest in CNSI.

    In order to increase the likelihood that the contingent consideration would be earned, the Company agreed to establish a management compensation plan for the five CNSI managers (who were also stockholders of CNSI), pursuant to which such managers could earn additional compensation in an amount equal to the contingent consideration for meeting or exceeding the revenue and earnings' thresholds that trigger payment of the contingent consideration.

    The acquisition was approved by a majority of the disinterested board members of the Company, with Mr. Stevenson and Mr. Slingerlend abstaining, after full disclosure by Mr. Stevenson, Mr. Slingerlend and Mr. Suvarnasorn of their respective interests in CNSI and the interests of their families. In determining the purchase price of the transaction, the board relied, in part, on independent valuations.

    The Company was a guarantor on a $3.0 million inventory purchase line of credit with AT&T Capital Corporation to CNSI. The highest amount outstanding under the line of credit was $1.9 million during the year ended June 30, 1995, and $2.0 million during the year ended June 30, 1996. In connection with the acquisition, the Company assumed CNSI's liability under this line of credit which had an outstanding balance of approximately $1.1 million at December 2, 1996. Messrs. Stevenson and Slingerlend guaranteed this line of credit and indemnified the Company against losses that could have been incurred as a result of its guaranty. These personal guaranties were released at the closing of the purchase of CNSI. In addition, CNSI had a $2.5 million bank line of credit with UMB Bank Colorado. This line of credit was secured by Mr. Stevenson's pledge of 250,000 shares of Common Stock. These shares were released by the bank upon the sale of CNSI to the Company and were returned to Mr. Stevenson.

    During the years ended June 30, 1994, 1995 and 1996, the Company purchased from CNSI several local area networks and various computer equipment and software for approximately $160,000, $268,000 and $923,000, respectively. In January 1994, the Company and CNSI entered into a month-to-month management services agreement, which provided that the Company would supply accounting and other administrative services to CNSI at a monthly cost of $2,500. See Notes 9 and 12 of Notes to Consolidated Financial Statements.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company, the Selling Stockholders and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Hanifen, Imhoff Inc., and J.P. Morgan Securities Inc. (the "Underwriters"), the Company and the Selling Stockholders have agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company and the Selling Stockholders, the number of shares of Common Stock set forth opposite its name below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.


                                                                                   NUMBER OF
             UNDERWRITER                                                             SHARES
---------------------------------------------------------------------------------  ----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...........................................................
Hanifen, Imhoff Inc..............................................................
J.P. Morgan Securities Inc.......................................................
                                                                                   ----------
          Total..................................................................   1,450,000
                                                                                   ----------
                                                                                   ----------


    The Underwriters have advised the Company that they propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow,
and such dealers may reallow, a discount not in excess of $      per share to
certain other dealers. After the Offering, the public offering price, concession and discount may be changed.


    The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 217,500 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the shares of Common Stock offered hereby. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table is of the 1,450,000 shares initially offered hereby.



    The Company and the directors and executive officers of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file or cause to be filed a registration statement under the Securities Act with respect to, any shares of Common Stock, securities convertible into, exchangeable for or repayable with such shares or rights or warrants to acquire such shares, for a period of 90 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, except that the Company may, without such consent, grant options pursuant to its benefit plans or issue shares of Common Stock upon exercise of options currently outstanding, or issue, or file registration statements with respect to, up to a specified number of shares of Common Stock in connection with acquisitions under certain circumstances.


    In connection with the Offering, certain Underwriters (and selling group members, if any) may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 10b-6A permits, upon satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity, Rule 10b-6A prohibits underwriters and selling group members engaged in the passive market making, generally, from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on the Nasdaq National Market by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act, pertaining to the security to be distributed.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado. Certain legal matters will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1996 and 1995, the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996, have been included and incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company is subject to the reporting requirements of the Exchange Act, and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities Exchange Commission (the "Commission").

    The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered by this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares offered by this Prospectus, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The Company has filed an 8-K concurrently with the Registration Statement, of which the Prospectus is a part, that restates the Company's financial statements to reflect the merger of Spectrum into the Company, which merger was accounted for as a pooling of interests.

    The Registration Statement, including exhibits and schedules thereto, and other information may be inspected and copies of such materials may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Room 1400, 7 World Trade Center, 13th Floor, New York, New York 10048, upon payment of the charges prescribed therefor by the Commission, or may be examined without charge at the office of the Commission. The Commission also maintains a Web site at http://www.sec.gov contain the Registration Statement and reports, proxy statements and other information concerning the Company. The Registration Statement and reports, proxy statements and other information concerning the Company may also be inspected and copied at the offices of the Nasdaq National Market.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

    (1) Annual Report on Form 10-K for the year ended June 30, 1996, filed with the Commission on September 27, 1996.

    (2) Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed with the Commission on November 8, 1996.

    (3) Current Report on Form 8-K, filed with the Commission on December 12, 1996.

    (4) Definitive Proxy Statement for the 1996 Annual Meeting of Stockholders, filed with the Commission on September 27, 1996.

    (5) The description of the Company's Capital Stock contained in the Registration Statement on Form 8-A (File No. 0-23488) filed with the Commission on February 25, 1994.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Secretary, CIBER, Inc., 5251 DTC Parkway, Suite 1400, Englewood, CO 80111, (303) 220-0100.

    The information in this Prospectus is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing in this Prospectus or incorporated by reference herein.

                          CIBER, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Consolidated Financial Statements of CIBER, Inc. and subsidiaries:

Independent Auditors' Report..............................................  F-2

Consolidated Balance Sheets -- June 30, 1995 and 1996, and (unaudited)
  September 30, 1996......................................................  F-3

Consolidated Statements of Operations -- Years Ended June 30, 1994, 1995
  and 1996, and (unaudited) three months ended September 30, 1995 and
  1996....................................................................  F-4

Consolidated Statements of Stockholders' Equity -- Years Ended June 30,
  1994, 1995 and 1996, and (unaudited) three months ended September 30,
  1996....................................................................  F-5

Consolidated Statements of Cash Flows -- Years Ended June 30, 1994, 1995
  and 1996, and (unaudited) three months ended September 30, 1995 and
  1996....................................................................  F-6

Notes to Consolidated Financial Statements................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
CIBER, Inc.:

    We have audited the accompanying consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CIBER, Inc. and subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Denver, Colorado
August 6, 1996, except as to
  the first and second paragraphs
  of Note 2, which are as of
  October 28, 1996.

                          CIBER, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                       JUNE 30,
                                                                 --------------------  SEPTEMBER 30,
                                                                  1995(1)    1996(1)       1996
                                                                 ---------  ---------  -------------
                                                                                        (UNAUDITED)
Current assets:
  Cash and cash equivalents....................................  $   2,335  $  17,071    $  19,401
  Accounts receivable..........................................     26,305     34,969       34,732
  Prepaid expenses and other assets............................        697        628        1,134
  Income taxes.................................................     --         --              195
  Deferred income taxes........................................     --            417       --
                                                                 ---------  ---------  -------------
    Total current assets.......................................     29,337     53,085       55,462
                                                                 ---------  ---------  -------------
Property and equipment, at cost................................      3,250      4,992        5,624
Less accumulated depreciation and amortization.................     (1,735)    (2,508)      (2,712)
                                                                 ---------  ---------  -------------
  Net property and equipment...................................      1,515      2,484        2,912
                                                                 ---------  ---------  -------------
Intangible assets, net.........................................     12,693     12,775       17,148
Deferred income taxes..........................................        440        458          530
Other assets...................................................        445        920          857
                                                                 ---------  ---------  -------------
    Total assets...............................................  $  44,430  $  69,722    $  76,909
                                                                 ---------  ---------  -------------
                                                                 ---------  ---------  -------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Bank revolving lines of credit...............................  $   5,800  $  --        $  --
  Notes payable................................................        110     --           --
  Trade payables...............................................      1,606      1,521        1,829
  Accrued compensation.........................................      6,598      6,670        9,588
  Accrued expenses and other liabilities.......................      1,537      2,584        2,161
  Income taxes payable.........................................        792        640       --
  Deferred income taxes........................................      1,885     --            1,654
                                                                 ---------  ---------  -------------
    Total current liabilities..................................     18,328     11,415       15,232
Long-term acquisition costs payable............................        300        200          200
                                                                 ---------  ---------  -------------
    Total liabilities..........................................     18,628     11,615       15,432
                                                                 ---------  ---------  -------------
Stockholders' equity:
  Preferred stock, $0.01 par value, 5,000,000 shares
    authorized, no shares issued...............................     --         --           --
  Common stock, $0.01 par value, 40,000,000 shares authorized,
    15,182,000, 17,790,000, and 17,935,000 shares issued and
    outstanding................................................        152        178          179
  Additional paid-in capital...................................     13,515     37,237       41,102
  Retained earnings............................................     12,135     20,692       20,196
                                                                 ---------  ---------  -------------
    Total stockholders' equity.................................     25,802     58,107       61,477
                                                                 ---------  ---------  -------------
Commitments and contingencies
    Total liabilities and stockholders' equity.................  $  44,430  $  69,722    $  76,909
                                                                 ---------  ---------  -------------
                                                                 ---------  ---------  -------------

--------------------------

(1) Restated for Spectrum pooling of interests -- See Note 2.

          See accompanying notes to consolidated financial statements.

                          CIBER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 THREE MONTHS ENDED
                                                    YEARS ENDED JUNE 30,           SEPTEMBER 30,
                                               -------------------------------  --------------------
                                                1994(1)    1995(1)    1996(1)    1995(1)     1996
                                               ---------  ---------  ---------  ---------  ---------
                                                                                    (UNAUDITED)
Revenues.....................................  $  87,933  $ 130,458  $ 172,151  $  38,258  $  49,489
Salaries, wages and other direct costs.......     60,200     89,334    118,458     26,000     33,431
Selling, general and administrative
  expenses...................................     23,154     30,771     37,188      8,654     10,656
Amortization of intangible assets............        690      1,377      1,777        437        517
Merger costs.................................     --          1,075        901     --            597
                                               ---------  ---------  ---------  ---------  ---------
  Operating income...........................      3,889      7,901     13,827      3,167      4,288
Interest income..............................        103         61        664         16        212
Interest expense.............................       (293)      (289)      (210)      (104)    --
                                               ---------  ---------  ---------  ---------  ---------
  Income before income taxes.................      3,699      7,673     14,281      3,079      4,500
Income tax expense...........................      1,351      3,208      4,988      1,158      2,866
                                               ---------  ---------  ---------  ---------  ---------
  Net income.................................  $   2,348  $   4,465  $   9,293  $   1,921  $   1,634
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------
Pro forma information (unaudited) (Note
  1(j)):
  Historical net income......................  $   2,348  $   4,465  $   9,293  $   1,921  $   1,634
  Pro forma adjustment to income tax
    expense..................................         (4)       121       (533)       (50)       969
                                               ---------  ---------  ---------  ---------  ---------
  Pro forma net income.......................  $   2,344  $   4,586  $   8,760  $   1,871  $   2,603
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------
  Pro forma income per common and common
    equivalent share.........................  $    0.16  $    0.27  $    0.48  $    0.11  $    0.14
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------
Weighted average common and common equivalent
  shares.....................................     14,378     16,893     18,305     17,200     19,069
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------

------------------------

(1) Restated for Spectrum pooling of interests -- See Note 2.

          See accompanying notes to consolidated financial statements.

                          CIBER, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                   AND THREE MONTHS ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                                  COMMON STOCK        ADDITIONAL                    TOTAL
                                                            ------------------------    PAID-IN     RETAINED    STOCKHOLDERS'
                                                              SHARES       AMOUNT       CAPITAL     EARNINGS       EQUITY
                                                            -----------  -----------  -----------  -----------  -------------
BALANCES AT JULY 1, 1993(1)...............................      11,586    $     116    $     423    $   6,209     $   6,748
Stock or stock option redemption..........................      --           --               (2)         (33)          (35)
Issuance of common stock for options exercised............         400            4          369       --               373
Common stock issued in initial public offering, net of
  offering costs of $1,200................................       2,950           30       10,557       --            10,587
Issuance of common stock in connection with acquisition...         120            1          499       --               500
Compensation expense related to stock options.............      --           --                7       --                 7
Net income................................................      --           --           --            2,348         2,348
                                                            -----------       -----   -----------  -----------  -------------
BALANCES AT JUNE 30, 1994(1)..............................      15,056          151       11,853        8,524        20,528
Issuance of common stock for options exercised of merged
  company.................................................      --           --               85       --                85
Stock redemption of merged company........................      --           --              (35)      --               (35)
Issuance of common stock for options exercised............          86            1           59       --                60
Sale of common stock under employee stock purchase plan...          16       --               72       --                72
Tax benefit from exercise of stock options................      --           --              422       --               422
Termination of S corporation tax status of merged
  company.................................................      --           --              854         (854)       --
Reversal of deferred compensation liability...............      --           --               86       --                86
Issuance of common stock in connection with acquisition...          24       --              100       --               100
Compensation expense related to stock options.............      --           --               19       --                19
Net income................................................      --           --           --            4,465         4,465
                                                            -----------       -----   -----------  -----------  -------------
BALANCES AT JUNE 30, 1995(1)..............................      15,182          152       13,515       12,135        25,802
Issuance of common stock for options exercised............         582            6          444       --               450
Sale of common stock under employee stock purchase plan...          90            1          797       --               798
Common stock issued in public offering, net of offering
  costs of $1,532.........................................       1,912           19       18,971       --            18,990
Sale of common stock......................................      --           --               12       --                12
Tax benefit from exercise of stock options................      --           --            2,643       --             2,643
Termination of S corporation tax status of merged
  company.................................................      --           --              736         (736)       --
Issuance of common stock in connection with acquisition...          24       --              100       --               100
Compensation expense related to stock options.............      --           --               19       --                19
Net income................................................      --           --           --            9,293         9,293
                                                            -----------       -----   -----------  -----------  -------------
BALANCES AT JUNE 30, 1996(1)..............................      17,790          178       37,237       20,692        58,107
Issuance of common stock for options exercised............         121            1          213       --               214
Sale of common stock under employee stock purchase plan...          24       --              328       --               328
Sale of common stock......................................      --           --               30       --                30
Tax benefit from exercise of stock options................      --           --            1,141       --             1,141
Compensation expense related to stock and stock options...      --           --               23       --                23
Termination of S corporation tax status of merged
  company.................................................      --           --            2,130       (2,130)       --
Net income................................................      --           --           --            1,634         1,634
                                                            -----------       -----   -----------  -----------  -------------
BALANCES AT SEPTEMBER 30, 1996 (UNAUDITED)................      17,935    $     179    $  41,102    $  20,196     $  61,477
                                                            -----------       -----   -----------  -----------  -------------
                                                            -----------       -----   -----------  -----------  -------------

------------------------------

(1) Restated for Spectrum pooling of interests -- See Note 2.

          See accompanying notes to consolidated financial statements.

                          CIBER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                        THREE MONTHS
                                                                                                           ENDED
                                                                        YEARS ENDED JUNE 30,           SEPTEMBER 30,
                                                                   -------------------------------  --------------------
                                                                    1994(1)    1995(1)    1996(1)    1995(1)     1996
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)
OPERATING ACTIVITIES:
  Net income.....................................................  $   2,348  $   4,465  $   9,293  $   1,921  $   1,634
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................      1,050      1,922      2,567        581        809
    Deferred income taxes........................................         (9)       240     (1,277)        84        956
    Compensation expense related to stock and stock options......          7         19         19          4         23
    Changes in operating assets and liabilities, net of the
      effect of acquisitions:
    Accounts receivable..........................................     (3,054)    (8,268)    (8,664)    (1,732)       237
    Intangible assets............................................     --         --           (127)      (127)      (140)
    Other current and long-term assets...........................       (133)      (298)      (405)      (606)      (443)
    Trade payables...............................................        670        519        (85)        14        308
    Accrued compensation.........................................      1,740      1,153         47      2,035      2,873
    Income taxes.................................................        277        215       (152)       265       (835)
    Other liabilities............................................       (663)       669        983       (402)      (423)
                                                                   ---------  ---------  ---------  ---------  ---------
        Net cash provided by operating activities................      2,233        636      2,199      2,037      4,999
                                                                   ---------  ---------  ---------  ---------  ---------
INVESTING ACTIVITIES:
  Acquisitions...................................................     (9,920)    (5,213)    (1,725)      (956)    (4,980)
  Purchases of property and equipment............................       (481)      (917)    (1,678)      (239)      (445)
  (Purchases) sales of short-term investments....................     (1,024)     1,140     --         --         --
  Advances to affiliates.........................................     (9,083)    --         --         --         --
  Payments from affiliates.......................................     10,402     --         --         --         --
                                                                   ---------  ---------  ---------  ---------  ---------
        Net cash used in investing activities....................    (10,106)    (4,990)    (3,403)    (1,195)    (5,425)
                                                                   ---------  ---------  ---------  ---------  ---------
FINANCING ACTIVITIES:
  Net borrowings (payments) on bank lines of credit..............     (2,280)     4,131     (5,800)      (700)    --
  Proceeds from sales of common stock, net.......................     10,960        217     20,250        147        572
  Current tax benefit from exercise of stock options.............     --            422      1,600        379      2,184
  Payments on notes payable......................................        (65)       (55)      (110)      (110)    --
  Redemption of stock or stock option............................        (35)       (35)    --         --         --
  Payments on notes payable-related party........................       (304)    --         --         --         --
                                                                   ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used in) financing activities......      8,276      4,680     15,940       (284)     2,756
                                                                   ---------  ---------  ---------  ---------  ---------
        Net increase in cash and cash equivalents................        403        326     14,736        558      2,330
  Cash and cash equivalents, beginning of period.................      1,606      2,009      2,335      2,335     17,071
                                                                   ---------  ---------  ---------  ---------  ---------
  Cash and cash equivalents, end of period.......................  $   2,009  $   2,335  $  17,071  $   2,893  $  19,401
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Supplemental cash flow information:
  Cash paid for interest.........................................  $     200  $     291  $     213  $     100  $  --
  Cash paid for income taxes.....................................        957      1,946      4,738        445        366
Supplemental noncash investing and financing activities:
  Increase in liabilities to acquire assets in acquisitions......      2,093        225     --         --         --
  Decrease in current liabilities due to reversal of deferred
    compensation liability.......................................     --             86     --         --         --
  Issuance of common stock in connection with acquisition........        500        100        100     --         --

------------------------------

(1) Restated for Spectrum pooling of interests -- See Note 2.

          See accompanying notes to consolidated financial statements.

                          CIBER, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 1994, 1995 AND 1996
     (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE THREE MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) NATURE OF OPERATIONS

    CIBER, Inc. ("CIBER" or the "Company") is a nationwide provider of information technology consulting, including application software staff supplementation, management consulting solutions to business problems, package software implementation, system life-cycle project responsibility, millennium date change conversion services, and networking procurement and engineering services. As of September 30, 1996, CIBER has approximately 2,000 consultants operating out of over 30 offices in over 20 states, plus one office in each of two foreign countries.

    The Company's core business is application software staff supplementation and is provided by the CIBER Information Services ("CIS") division. The Company provides strategic technology services through its wholly-owned subsidiaries:
Spectrum Technology Group, Inc. ("Spectrum") and Business Information Technology, Inc. ("BIT"). Spectrum provides management consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and system integration services. BIT specializes in the implementation and integration of human resource and financial software application products, primarily for client/server networks. A substantial portion of BIT's revenues is derived from assisting clients implementing PeopleSoft, Inc. ("PeopleSoft") software.

(B) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

(C) CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of money market funds.

(D) PROPERTY AND EQUIPMENT

    Property and equipment, which consists primarily of office equipment and furniture, is stated at cost. Repair and maintenance costs are charged to expense. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives, ranging primarily from five to seven years. Depreciation expense was $360,000, $545,000 and $790,000 for the years ended June 30, 1994, 1995 and 1996, respectively.

(E) INTANGIBLE ASSETS

    Intangible assets consist of client lists, goodwill, noncompete agreements and software license costs. Client lists are amortized over the estimated useful lives ranging from two to eight years. Goodwill is amortized over 12 to 15 years. Noncompete agreements and software license costs are amortized over the terms of the contracts, which range from two to eight years. Amortization is recorded using the straight-line method.

                          CIBER, INC. AND SUBSIDIARIES

    Intangible assets will be reviewed for impairment when events indicate the carrying amount of intangible assets may not be recoverable. Events that may indicate a need to assess recoverability include significant changes in business conditions, continuing losses or a forecasted inability to achieve at least break-even operating results over a long period. Management does not believe current events or circumstances provide evidence that intangible assets have been impaired. Impairments would be considered to exist when the estimated non-discounted future cash flows expected to result from the use of the intangible asset are less than the carrying amount of the asset. Impairment, if any, will be measured based on forecasted future discounted operating cash flows.

(F) REVENUE RECOGNITION

    The Company recognizes revenue on contracts as services are rendered. Revenues include reimbursable expenses directly incurred in providing services to clients. Reimbursable expenses totaled $2,368,000, $3,896,000 and $4,610,000 for the years ended June 30, 1994, 1995 and 1996, respectively.

(G) INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A tax benefit or expense is recognized for the net change in the deferred tax asset or liability during the period. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

    During the quarter ended December 31, 1995, Spectrum elected S corporation status for federal income tax purposes, effective for its tax year ended December 31, 1995. As an S corporation, Spectrum was generally not subject to income taxes. As a result of the change in Spectrum's tax status, income tax expense for the quarter ended December 31, 1995 includes a tax benefit of $818,000, resulting from the elimination of Spectrum's net deferred tax liability. Thereafter, no provision for income taxes is included in the consolidated financial statements for the operations of Spectrum prior to its merger with CIBER. Upon Spectrum's merger with CIBER, Spectrum's S corporation status was terminated and the Company has recorded a one-time income tax expense of $1,202,000 to record the net deferred tax liability of Spectrum at the merger date.

    Prior to their merger with the Company, Practical Business Solutions, Inc. ("PBSI"), and Spencer & Spencer Systems, Inc. ("SSSI") each had elected S corporation status for U.S. federal income tax purposes, and therefore were generally not subject to income taxes. Accordingly, no provision for income taxes is included in the consolidated financial statements for the operations of these companies prior to their merger with CIBER. The related net deferred tax liability at the merger date has been recorded as income tax expense. See note 1(j).

(H) STOCK SPLIT

    The Company's Board of Directors authorized a two-for-one stock split effected in the form of a 100% stock dividend payable on June 14, 1996, to stockholders of record on May 31, 1996. As a result of the stock split, an additional 8,468,000 common shares were issued. Stockholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value of the additional shares arising from the split. In addition, all

                          CIBER, INC. AND SUBSIDIARIES
references in the consolidated financial statements to number of common shares, per share amounts and stock option data have been restated.

(I) STOCK-BASED COMPENSATION

    CIBER uses the intrinsic value-based method for measuring stock-based compensation cost, which measures compensation cost as the excess, if any, of the quoted market price of CIBER common stock at the grant date over the amount the employee must pay for the stock. CIBER generally grants stock options at fair market value at the date of grant.

(J) PRO FORMA NET INCOME

    To properly reflect the Company's pro forma net income, the net income of Spectrum, PBSI and SSSI, which was not subject to income taxes because of their S corporation status, has been tax effected and included in the pro forma adjustment to income tax expense in the accompanying consolidated statements of operations. This adjustment was computed as if the merged companies had been taxable entities subject to federal and state income taxes for all periods prior to their merger with CIBER at the marginal rates applicable in such periods.

    The pro forma adjustment to income tax expense for the year ended June 30, 1996 has also been effected to exclude an income tax benefit of $818,000, representing the tax benefit resulting from Spectrum's conversion to an S corporation. In addition, the pro forma adjustment to income tax expense for the years ended June 30, 1995 and 1996 and for the three months ended September 30, 1996 has been effected to exclude income tax expense of $284,000, $475,000 and $1,202,000, respectively, representing the one-time tax expense resulting from the termination of the S corporation status of SSSI, PBSI and Spectrum.

(K) PRO FORMA INCOME PER COMMON AND COMMON EQUIVALENT SHARE

    Pro forma income per common and common equivalent share is computed on the basis of weighted average number of shares outstanding during the period and common equivalent shares. Common equivalent shares of 1,906,000, 1,806,000 and 1,561,000 in fiscal 1994, 1995 and 1996, respectively, and 1,964,000 and
1,244,000 for the three months ending September 30, 1995 and 1996, respectively, consist of stock options, determined using the treasury stock method. Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, common and common equivalent shares issued during the twelve-month period prior to the Company's initial public offering in March 1994 at prices less than the initial public offering price have been included in the calculation as if they were outstanding for all periods prior to the initial public offering (using the treasury stock method and the initial public offering price). In addition, the shares and the options issued in connection with business combinations accounted for as a pooling of interests have been treated as if they had been issued and outstanding for all periods prior to the merger.

(L) ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          CIBER, INC. AND SUBSIDIARIES

(M) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Unless otherwise stated herein, the fair value of the Company's financial instruments approximate their carrying amounts due to the relatively short periods to maturity of the instruments and/or variable interest rates of the instruments, which approximate current market rates.

(N) UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

    The consolidated financial statements as of September 30, 1996 and for the three months ended September 30, 1995 and 1996 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the consolidated financial condition, results of operations and cash flows. Information in the notes to consolidated financial statements that relate to the interim unaudited consolidated financial statements is also unaudited. The operating results for the three months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending June 30, 1997.

(2) POOLINGS OF INTERESTS

    On September 3, 1996, Spectrum merged with CIBER in a business combination accounted for as a pooling of interests. CIBER issued 853,116 shares of common stock in exchange for all of the outstanding common stock of Spectrum. Accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position and cash flows of Spectrum with those of the Company.

    Revenues, net income (loss) and pro forma net income of the separate companies and of the two companies combined were (in thousands):

                                                              CIBER
                                                               (AS
                                                           PREVIOUSLY
                                                            REPORTED)     SPECTRUM     COMBINED
                                                          -------------  -----------  ----------
Three months ended September 30, 1996:
  Revenues..............................................   $    45,292    $   4,197   $   49,489
  Net income (loss).....................................         2,169         (535)       1,634
  Pro forma net income..................................         2,169          434        2,603
Year ended June 30, 1996:
  Revenues..............................................   $   156,873    $  15,278   $  172,151
  Net income............................................         8,142        1,151        9,293
  Pro forma net income..................................         8,531          229        8,760
Year ended June 30, 1995:
  Revenues..............................................   $   120,151    $  10,307   $  130,458
  Net income............................................         4,175          290        4,465
  Pro forma net income..................................         4,296          290        4,586
Year ended June 30, 1994:
  Revenues..............................................   $    79,810    $   8,123   $   87,933
  Net income............................................         2,262           86        2,348
  Pro forma net income..................................         2,258           86        2,344

    In May 1996, PBSI merged with CIBER in a business combination accounted for as a pooling of interests. In connection with the merger of PBSI with CIBER, the Company incurred merger costs of $901,000, which were expensed in the quarter ended June 30, 1996. In fiscal 1995, SSSI and BIT merged with CIBER in business combinations each accounted for as a pooling of interests. In connection with the

                          CIBER, INC. AND SUBSIDIARIES
mergers of SSSI and BIT, the Company incurred merger costs of $1,075,000, which were expensed in the quarter ended June 30, 1995. The Company's consolidated financial statements include the accounts and operations of SSSI, BIT and PBSI for all periods prior to the respective merger.

(3) ACQUISITIONS

    From July 1, 1993 through September 30, 1996, CIBER made the acquisitions set forth below. Each of these acquisitions has been accounted for under the purchase method of accounting for business combinations and, accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition. Pro forma results of operations have not been presented because the effects were not material to revenues or net income.

    BUSINESS SYSTEMS DEVELOPMENT DIVISION -- In July 1996, the Company acquired certain assets, liabilities and all of the business operations of the Business Systems Development division of DataFocus, Inc., Fairfax, Virginia, a subsidiary of KTI, Inc. The aggregate purchase price was $4,980,000, of which $4,751,000 has been allocated to goodwill and $229,000 has been allocated to other net assets. This division provides Microsoft technology-based computer software consulting services.

    OASYS, INC. -- In March 1996, the Company acquired certain assets and all of the business operations of Oasys, Inc., located near Columbus, Ohio. The consideration paid for this acquisition was $769,000 in cash. The excess of the purchase price over the estimated fair value of net assets acquired amounted to $740,000, which has been accounted for as goodwill. In addition, if the operations acquired achieve certain levels of revenue, the Company would be required to pay, through December 31, 1998, additional cash consideration to the former owners. The Company would record such additional consideration paid, if any, as additional goodwill.

    MINNESOTA BRANCH -- In September 1995, the Company acquired certain assets and liabilities and all of the business operations of the Rochester, Minnesota branch office of Broadway & Seymour, Inc. The consideration paid for this acquisition was $956,000 in cash and the assumption of $16,000 of net liabilities. The excess of the purchase price over the estimated fair value of net assets acquired amounted to $972,000, which has been accounted for as goodwill.

    INTERFACE SYSTEMS, INC. ("ISI") -- In January 1995, the Company acquired certain assets and all of the business operations of ISI, located in Holmdel, New Jersey. The consideration for the acquisition was $3,350,000. In addition, if the operations acquired achieve certain levels of income, the Company will be required to pay annually, through December 31, 1997, additional consideration in the form of shares of common stock to the former owners. The Company would record such additional consideration paid, if any, as additional goodwill. The aggregate purchase price was allocated, based upon fair values, to: client lists $1,771,000, goodwill $1,500,000, noncompete agreements $60,000 and other assets $19,000.

    C.P.U., INC. ("CPU") -- In June 1994, the Company acquired certain assets and all of the business operations of CPU, located in Rochester, New York. The total consideration for this acquisition was $12,359,000, of which $9,859,000 was paid in cash at closing, $1,500,000 was paid in fiscal 1995, $500,000 was paid through the issuance of common stock of the Company, and $500,000 of common stock issuable in equal installments over five years. The first two of these stock issuances had been made as of June 30, 1996. The aggregate purchase price was allocated, based upon fair values, to: client lists $5,000,000, goodwill $4,500,000, noncompete agreements $600,000, accounts receivable $2,163,000 and other net assets $96,000.

                          CIBER, INC. AND SUBSIDIARIES

(4) INTANGIBLE ASSETS

    Intangible assets consist of the following at June 30, 1995 and 1996 (in thousands):

                                                                            1995       1996
                                                                          ---------  ---------
Goodwill................................................................  $   5,975  $   7,687
Client lists............................................................      6,872      6,872
Noncompete agreements...................................................      2,725      2,845
Software license costs..................................................        310        337
                                                                          ---------  ---------
                                                                             15,882     17,741
Less accumulated amortization...........................................     (3,189)    (4,966)
                                                                          ---------  ---------
                                                                          $  12,693  $  12,775
                                                                          ---------  ---------
                                                                          ---------  ---------

(5) BANK REVOLVING LINES OF CREDIT

    The Company has a revolving line of credit agreement with a bank providing for outstanding borrowings of up to 80% of eligible accounts receivable with a maximum borrowing of $15,000,000. Outstanding borrowings bear interest at the bank's prime rate (8.25% at June 30, 1996). Borrowings under the agreement are collateralized by substantially all the assets of the Company. The credit agreement requires a commitment fee of 0.225% per annum on any unused portion.

    The terms and conditions of the credit agreement include several covenants, including those whereby the Company agrees to the maintenance of a certain tangible net worth and debt service coverage ratios and imposes limits on the incurrence of additional indebtedness. Amounts advanced under the line of credit can be used to consummate an acquisition and may be required by the bank to be converted into a five-year term note payable in equal amounts of interest and principal; in such event, the line of credit would be reduced by the amount of the term note.

    At June 30, 1996, Spectrum had a $650,000, unsecured, revolving line of credit with a bank. Outstanding borrowings bear interest at the bank's prime rate. No borrowings were outstanding at June 30, 1996.

(6) LEASES

    The Company has several noncancelable operating leases for office space. Rental expense for operating leases totaled $1,456,000, $1,804,000 and $1,835,000 for the years ended June 30, 1994, 1995 and 1996, respectively.

    Future minimum lease payments as of June 30, 1996 are (in thousands):

Year ending June 30:
  1997..............................................................  $   1,580
  1998..............................................................      1,414
  1999..............................................................      1,216
  2000..............................................................        585
  2001..............................................................         90
                                                                      ---------
    Total minimum lease payments....................................  $   4,885
                                                                      ---------
                                                                      ---------

                          CIBER, INC. AND SUBSIDIARIES

(7) INCOME TAXES

    Income tax expense (benefit) for the years ended June 30, 1994, 1995 and 1996 consists of the following (in thousands):

                                                                                        1994       1995       1996
                                                                                      ---------  ---------  ---------
Current:
  Federal...........................................................................  $   1,230  $   2,555  $   5,246
  State and local...................................................................         95        354        909
  Foreign...........................................................................         35         59        110
                                                                                      ---------  ---------  ---------
                                                                                          1,360      2,968      6,265
                                                                                      ---------  ---------  ---------
Deferred:
  Federal...........................................................................        (15)       198     (1,083)
  State and local...................................................................          6         42       (194)
                                                                                      ---------  ---------  ---------
                                                                                             (9)       240     (1,277)
                                                                                      ---------  ---------  ---------
    Income tax expense..............................................................  $   1,351  $   3,208  $   4,988
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    Actual income tax expense for the years ended June 30, 1994, 1995 and 1996 differed from the amounts computed by applying the expected U.S. federal income tax rate to income before income taxes as a result of the following (in thousands):

                                                                                   1994         1995         1996
                                                                                -----------  -----------  -----------
Computed expected tax expense at 34.0%........................................  $   1,258    $   2,609    $   4,856
Increase (decrease) in income taxes resulting from:
  State and local income taxes, net of federal income tax benefit.............         67          257          556
  Nondeductible merger costs..................................................         --          236           38
  Termination of S corporation status of merged companies.....................         --          284          475
  Conversion of merged company to an S corporation............................         --           --         (818)
  S corporation income of merged companies....................................         (4)         (96)        (161)
  Other.......................................................................         30          (82)          42
                                                                                -----------  -----------  -----------
    Income tax expense........................................................  $   1,351    $   3,208    $   4,988
                                                                                -----------  -----------  -----------
                                                                                -----------  -----------  -----------
  Effective tax rate..........................................................       36.5%        41.8%        34.9%
                                                                                -----------  -----------  -----------
                                                                                -----------  -----------  -----------

    For the year ended June 30, 1996, the Company recognized $2,643,000 as a direct increase to additional paid-in capital for the tax benefit resulting from the exercise of stock options. Of this amount, $1,600,000 reduced income taxes payable at June 30, 1996 and $1,043,000 is included in deferred tax assets, which will be used to reduce income taxes payable for the year ending June 30, 1997.

                          CIBER, INC. AND SUBSIDIARIES

    The components of the net deferred tax asset or liability at June 30, 1995 and 1996 are as follows (in thousands):

                                                                                       1995       1996
                                                                                     ---------  ---------
Deferred tax assets:
  Intangible assets, due to differences in amortization periods....................  $     176  $     458
  Accounts payable.................................................................        234        186
  Accrued expenses, due to accruals not currently tax deductible...................      1,005        443
  Net operating loss carryforwards of BIT..........................................        264     --
  Future tax benefit of stock options exercised....................................     --          1,043
  Other............................................................................          4     --
                                                                                     ---------  ---------
                                                                                         1,683      2,130
                                                                                     ---------  ---------
Deferred tax liabilities:
  Accounts receivable..............................................................     (3,128)    (1,255)
                                                                                     ---------  ---------
    Net deferred tax asset (liability).............................................  $  (1,445) $     875
                                                                                     ---------  ---------
                                                                                     ---------  ---------
Balance sheet classification of net deferred tax asset (liability):
  Deferred tax asset-current.......................................................  $      --  $     417
  Deferred tax asset-long term.....................................................        440        458
  Deferred tax liability-current...................................................     (1,885)    --
                                                                                     ---------  ---------
    Net deferred tax asset (liability).............................................  $  (1,445) $     875
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Deferred taxes related to accounts payable and accounts receivable are primarily related to Spectrum and BIT utilizing the cash basis of accounting for income tax purposes, prior to their merger with CIBER.

(8) STOCKHOLDERS' EQUITY

    On October 29, 1996, the Company's stockholders' approved: (i) an increase in the number of authorized shares of common stock from 20,000,000 to 40,000,000, (ii) an increase in the number of shares of common stock reserved for issuance pursuant to the Company's Employee Stock Purchase Plan from 500,000 to 1,000,000, and (iii) an increase in the number of shares of common stock reserved for issuance pursuant to the Company's Equity Incentive Plan (the "Employees' Plan") from 1,000,000 to 2,000,000.

(A) EMPLOYEE STOCK PURCHASE PLAN

    In January 1995, the Company established a stock purchase plan that allows eligible employees to purchase, through payroll deductions, shares of the Company's common stock at 85% of the fair market value at specified dates. The Company has reserved 1,000,000 shares of common stock for issuance under the Employee Stock Purchase Plan. During the years ended June 30, 1995 and 1996, employees purchased 16,880 and 90,268 shares of common stock, respectively.

(B) STOCK OPTION PLANS

    1989 PLAN -- The Company established a stock option plan in 1989 that was discontinued during fiscal 1994. The options are 100% vested as of July 1, 1995 and are subject to certain restrictions. The options expire 20 years after the date of grant through 2013.

                          CIBER, INC. AND SUBSIDIARIES

    EMPLOYEES' PLAN -- The Company established in 1994 a stock option plan for employees and has reserved 2,000,000 shares of the Company's authorized but unissued common stock for granting of options. Under this plan, the plan administrators may grant restricted stock, stock options, performance bonuses or any combination thereof to officers, employees and consultants. The number of awards granted annually is determined by the compensation committee of the Board of Directors. Options become exercisable as determined at the date of grant by the Board of Directors and expire within 10 years from the date of grant. No portion of the option vests before six months after the date of grant.

    DIRECTORS' PLAN -- The Company also established in 1994 a stock option plan for non-employee directors, and has reserved 100,000 shares of the Company's authorized but unissued common stock for granting of options thereto. Under this plan, stock options are non-discretionary and granted annually at the fair market value of the Company's common stock on the date of grant. The number of options granted annually is fixed by the plan. Options become exercisable as determined at the date of grant by the Board of Directors and expire 10 years from the date of grant.

    SSSI OPTION AGREEMENT -- In May 1995, the Company established a stock option plan for Mr. David T. Pieroni as part of the SSSI merger. The Company granted an option to purchase 134,268 shares of common stock at $.005 per share. This option was exercised during the year ended June 30, 1996.

    At June 30, 1996, there were 2,329,322 common shares reserved for stock options (excluding the increase in authorized shares approved by stockholders on October 29, 1996) and options for 1,360,322 common shares were exercisable under the Company's stock option plans.

                          CIBER, INC. AND SUBSIDIARIES

    The following summarizes activity under the Company's 1989, Employees' and Directors' stock option plans:

                                                                          PER SHARE OPTION
                                                   SHARES UNDER OPTION          PRICE
                                                   -------------------  ---------------------
1989 PLAN
Outstanding at June 30, 1993.....................        1,904,560        $    0.46 -  1.06
Granted..........................................          290,626                     1.29
Redeemed.........................................          (34,874)                    0.77
Exercised........................................         (400,000)            0.46 -  1.29
                                                        ----------
Outstanding at June 30, 1994.....................        1,760,312             0.46 -  1.29
Exercised........................................          (85,000)            0.46 -  1.29
                                                        ----------
Outstanding at June 30, 1995.....................        1,675,312             0.46 -  1.29
Exercised........................................         (403,990)            0.46 -  1.29
                                                        ----------
Outstanding at June 30, 1996.....................        1,271,322             0.46 -  1.29
                                                        ----------
                                                        ----------
EMPLOYEES' PLAN
Outstanding at June 30, 1993.....................          --                    --
Granted..........................................          200,000        $    4.17 -  4.40
                                                        ----------
Outstanding at June 30, 1994.....................          200,000             4.17 -  4.40
Granted..........................................          120,000                     4.38
Canceled.........................................          (18,000)                    4.38
                                                        ----------
Outstanding at June 30, 1995.....................          302,000             4.17 -  4.40
Granted (a)......................................          473,894             0.01 - 19.88
Exercised........................................          (42,000)            4.17 -  4.38
Canceled.........................................           (1,000)                   16.38
                                                        ----------
Outstanding at June 30, 1996.....................          732,894             0.01 - 19.88
                                                        ----------
                                                        ----------
DIRECTORS' PLAN
Outstanding at June 30, 1993.....................          --                    --
Granted..........................................           10,000        $            4.00
                                                        ----------
Outstanding at June 30, 1994.....................           10,000                     4.00
Granted..........................................           12,000             4.44 -  6.31
                                                        ----------
Outstanding at June 30, 1995.....................           22,000             4.00 -  6.31
Granted..........................................           14,000            10.75 - 11.63
                                                        ----------
Outstanding at June 30, 1996.....................           36,000             4.00 - 11.63
                                                        ----------
                                                        ----------

------------------------

(a) Includes options for 72,185 shares, at $.01 per share, granted in connection with PBSI's merger with CIBER, which options replaced existing PBSI stock options.

(9) RELATED PARTY TRANSACTIONS

    Prior to the acquisition of CIBER Network Services, Inc. ("CNSI") on December 2, 1996 (see note 12), the Company was a guarantor on an inventory purchase line of credit with AT&T Capital Corporation to CNSI. CNSI was majority owned by certain officers of the Company. Effective October 25, 1996, the maximum borrowings available under this line of credit was increased from $2,000,000 to $3,000,000. As of June 30, 1996 and September 30, 1996, the
outstanding amount under the line of credit was $1,774,000 and $1,239,000, respectively. The highest amount outstanding under the line of credit was $1,896,000 during the year ended June 30, 1995 and $2,000,000 during the year ended June 30, 1996. Certain officers of the Company had also guaranteed this line of credit and had indemnified the Company against losses that

                          CIBER, INC. AND SUBSIDIARIES
might be incurred as a result of its guaranty. As a result of the acquisition of CNSI by CIBER, the officers of CIBER have been released from the guarantees and indemnifications related to this line of credit.

    During the years ended June 30, 1994, 1995 and 1996, CIBER purchased from CNSI several local area networks and various computer equipment and software for approximately $160,000, $268,000 and $923,000, respectively. In January 1994, the Company and CNSI entered into a month-to-month management services agreement, which provided that the Company supply accounting and other administrative services to CNSI at a monthly cost of $2,500.

(10) 401(K) SAVINGS PLAN

    The Company has two savings plans under Section 401(k) of the Internal Revenue Code. Company contributions are determined based on the employee's completed years of service, the employee's contribution and the Company's matching contribution percentage. Company contributions were $418,000, $615,000 and $932,000 for the years ended June 30, 1994, 1995 and 1996, respectively.

    Prior to its merger with CIBER, Spectrum had a non-contributory profit sharing plan. Contributions were made at the discretion of Spectrum's Board of Directors. Spectrum contributions to the plan were $38,000, $71,000 and $156,000 for the years ended June 30, 1994, 1995 and 1996, respectively.

(11) BUSINESS AND CREDIT CONCENTRATIONS

    The Company's clients are located principally throughout the United States. Its revenue and accounts receivable are generally derived from large companies in several industries. One of the Company's clients accounted for 10% and 12% of total revenues for the year ended June 30, 1995 and 1996, respectively. In addition, the Company's five largest clients accounted for, in the aggregate, 27%, 24% and 28% of the Company's total revenues for the years ended June 30, 1994, 1995 and 1996, respectively. The Company has a policy to regularly monitor the creditworthiness of its clients and generally does not require collateral. Historically the Company has not had the need to provide for material uncollectible amounts. Through BIT, the Company has a concentration of revenues related to clients purchasing software from PeopleSoft, Inc. ("PeopleSoft"). Approximately 10%, 13% and 15% of the Company's total revenues for the years ended June 30, 1994, 1995 and 1996, respectively, were generated from over 100 clients implementing PeopleSoft software.

    The Company also has concentrations of credit risk in cash and cash equivalents, which are maintained at recognized financial institutions. The Company performs ongoing financial evaluations of these institutions.

(12) SUBSEQUENT EVENTS (UNAUDITED)

    Subsequent to September 30, 1996, the Company completed the following three business combinations:

    THE TECHNOLOGY MANAGEMENT GROUP, INC. ("TMG") -- On November 26, 1996, TMG merged with CIBER in a business combination that will be accounted for as a pooling of interests. The Company issued 242,176 shares of its common stock and granted options for 163,003 shares of the Company's common stock (at an aggregate exercise price of $546,986) in exchange for all of the outstanding shares of common stock and the cancellation of options of TMG. The CIBER stock options replaced existing TMG stock options. TMG, located in Seattle, Washington, provides consulting services similar to CIBER.

                          CIBER, INC. AND SUBSIDIARIES

    TECHNICAL SUPPORT GROUP ("TSG") -- On November 27, 1996, TSG merged with CIBER in a business combination that will be accounted for as a pooling of interests. The Company issued 370,373 shares of its common stock and assumed all of TSG's liabilities in exchange for all of the assets of TSG. TSG, located in Chicago, Illinois, provides consulting services similar to CIBER.

    The Company's historical consolidated financial statements presented herein have not been restated to reflect the mergers of TMG and TSG, because generally accepted accounting principles prohibit giving effect to a consummated business combination, accounted for by the pooling of interests method, in financial statements that do not include the date of consummation of the business combination. Accordingly, the Company's consolidated financial statements issued in the future will be restated to include the results of operations, financial position, and cash flows of TMG and TSG for all periods prior to their respective merger.

    On December 2, 1996, the Company acquired CNSI, which was majority owned by certain officers of the Company (see note 9), for consideration of approximately $3.7 million consisting of 68,631 shares of its common stock and approximately $1.2 million in cash. In addition, the Company assumed net liabilities of approximately $800,000, resulting in a total purchase price of approximately $4.5 million. The contingent consideration, if earned, will be payable at the sellers' option in the Company's common stock, at the then prevailing market price, or in cash. This acquisition will be accounted for as a purchase. The Company will record goodwill of approximately $4.5 million, which will be amortized over 15 years. Any contingent consideration paid will be accounted for as additional goodwill. For income tax purposes, this acquisition was a non-taxable transaction. CNSI, which has offices in Edison, NJ, Denver, CO, and San Francisco, CA, provides local and wide-area networking solutions, including design, procurement, installation, testing and maintenance. The results of operations of CNSI after the acquisition date will be included in the Company's consolidated statement of operations.


    The following unaudited pro forma information has been prepared assuming that the TMG and TSG mergers had taken place at the beginning of the respective periods. The pro forma information does not include the effects of merger costs of approximately $625,000 to be recorded in the quarter ended December 31, 1996 as a result of the TMG and TSG mergers. Results for the three months ended September 30, 1996 are not necessarily indicative of results for the year ending June 30, 1997.



                                                                                               THREE MONTHS
                                                                              YEAR ENDED          ENDED
                                                                             JUNE 30, 1996  SEPTEMBER 30, 1996
                                                                             -------------  ------------------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                                           DATA)
Revenues...................................................................   $   187,653       $   54,030
Pro forma net income.......................................................         9,288            2,727
Pro forma income per common share..........................................   $      0.49       $     0.14



    Had the acquisition of CNSI occurred at the beginning of the respective periods, revenues would have been increased by approximately $18.3 million and $5.2 million, for the year ended June 30, 1996 and for the three months ended September 30, 1996, respectively. The effects on pro forma net income and pro forma income per common share would not have been material.


(13) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The following table sets forth certain statements of operations data for each of the quarters indicated below and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof. All information has been restated for the effect of the merger with Spectrum in September 1996, which was accounted for as a pooling of interests, but has

                          CIBER, INC. AND SUBSIDIARIES
not been restated to reflect the poolings of interests with TMG and TSG (see note 12). The fourth quarters of fiscal 1995 and 1996 include merger costs of $1,075,000 and $901,000, respectively, related to poolings of interests. See note 2. The second and fourth quarters of fiscal 1996 and the fourth quarter of fiscal 1995 include income tax expense/benefit related to changes in the tax status of certain merged companies. See note 7.

                                           FIRST
                                          QUARTER     SECOND QUARTER  THIRD QUARTER  FOURTH QUARTER    TOTAL
                                        ------------  --------------  -------------  --------------  ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
YEAR ENDED JUNE 30, 1996
  Revenues............................   $   38,258     $   39,509      $  44,626      $   49,758    $  172,151
  Operating income....................        3,167          2,921          3,776           3,963        13,827
  Net income..........................        1,921          2,724          2,581           2,067         9,293
  Pro forma net income................        1,871          1,835          2,457           2,597         8,760
  Pro forma income per common and
    common equivalent share...........   $     0.11     $     0.10      $    0.13      $     0.14    $     0.48
YEAR ENDED JUNE 30, 1995
  Revenues............................   $   28,895     $   30,371      $  34,332      $   36,860    $  130,458
  Operating income....................        1,832          1,592          2,487           1,990         7,901
  Net income..........................        1,114          1,072          1,482             797         4,465
  Pro forma net income................        1,120            967          1,437           1,062         4,586
  Pro forma income per common and
    common equivalent share...........   $     0.07     $     0.06      $    0.08      $     0.06    $     0.27

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Price Range of Common Stock...............................................   11
Dividend Policy...........................................................   11
Use of Proceeds...........................................................   12
Capitalization............................................................   12
Selected Consolidated Financial Data......................................   13
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   14
Business..................................................................   21
Management................................................................   32
Executive Compensation....................................................   34
Principal and Selling Stockholders........................................   38
Certain Relationships and Related Transactions............................   39
Underwriting..............................................................   40
Legal Matters.............................................................   41
Experts...................................................................   41
Available Information.....................................................   41
Incorporation of Certain Information by Reference.........................   42
Index to Consolidated Financial Statements................................  F-1



                                1,450,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                              -------------------


                              MERRILL LYNCH & CO.
                              HANIFEN, IMHOFF INC.
                               J.P. MORGAN & CO.



                                           , 1997


-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by either the Company or the Selling Stockholders in connection with the sale of Common Stock being registered (all amounts are estimated except the SEC Registration Fee and the NASD Filing Fee).


SEC Registration Fee..............................................  $  24,873
NASD Filing Fee...................................................      8,708
Nasdaq Additional Listing Fee.....................................     17,500
Blue Sky Qualification Fees and Expenses (including legal fees)...     15,000
Printing Expenses.................................................    150,000
Legal Fees and Expenses...........................................    125,000
Auditors' Fees and Expenses.......................................     40,000
Transfer Agent and Registrar Fees.................................      5,000
Miscellaneous Expenses............................................     29,919
                                                                    ---------
    Total.........................................................  $ 416,000
                                                                    ---------
                                                                    ---------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Bylaws and Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provide that the Company shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all directors and officers of the Company. Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. The indemnitee is presumed to be entitled to indemnification and the Company has the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred.

    Additionally, the Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors to the fullest extent permitted by Delaware law. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or
(iv) for any transaction from which the director derived an improper personal benefit.

    Section 6 of the Underwriting Agreement (filed as Exhibit 1.1 hereto) provides that the Underwriters will indemnify and hold harmless the Company, each director, officer or controlling person of the Company and the Selling Stockholders from and against any liability caused by any statement or omission in the Registration Statement or Prospectus based on certain information furnished to the Company by the Underwriters for use in the preparation thereof.

    The Company has a directors' and officers' insurance policy with a $5 million coverage limit per occurrence and in the aggregate per year.

ITEM 16.  EXHIBITS.


  EXHIBIT
  NUMBER                                           DESCRIPTION OF EXHIBIT
-----------  ---------------------------------------------------------------------------------------------------
       1.1   Form of Purchase Agreement between the Company and the Underwriters+

       1.2   Form of Agreement among Underwriters and Selected Dealer Agreement+

       4.1   Form of Common Stock Certificate(1)

       5.1   Form of Opinion of Davis, Graham & Stubbs LLP as to the legality of issuance of the Company's
               Common Stock+

      23.1   Consent of KPMG Peat Marwick LLP

      23.2   Consent of Davis, Graham & Stubbs LLP (see Exhibit 5.1)+

      24     Power of Attorney (included on Page II-4)+

      27.1   Financial Data Schedule+


------------------------

(1) Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 33-74774), as filed with the Commission on March 9, 1994.


+   Filed previously



ITEM 17.  UNDERTAKINGS.



    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the Company's Bylaws, Certificate of Incorporation or the Underwriting Agreement, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


    The undersigned registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
       Section 13(a) or 15(d) of the Securities Exchange Act of

       1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
       1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on January 10, 1997.


                                CIBER, Inc.

                                By:  /s/ BOBBY G. STEVENSON
                                     ------------------------------------------
                                     Bobby G. Stevenson,
                                     CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURES                      TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman, Chief Executive
    /s/ BOBBY G. STEVENSON        Officer and Secretary
------------------------------    (Principal Executive       January 10, 1997
      Bobby G. Stevenson          Officer)

    /s/ MAC J. SLINGERLEND      President/Chief Operating
------------------------------    Officer, Treasurer and     January 10, 1997
      Mac J. Slingerlend          Director

                                Executive Vice
    /s/ RICHARD A. MONTONI        President/Chief
------------------------------    Financial Officer and      January 10, 1997
      Richard A. Montoni          Director (Principal
                                  Financial Officer)

                                Vice President/Chief
 /s/ CHRISTOPHER L. LOFFREDO      Accounting Officer
------------------------------    (Principal Accounting      January 10, 1997
   Christopher L. Loffredo        Officer)

------------------------------  Director                     January   , 1997
     James A. Rutherford

------------------------------  Director                     January   , 1997
        James C. Spira

      /s/ *ROY L. BURGER
------------------------------  Director                     January 10, 1997
        Roy L. Burger

          *By:        BOBBY G.
                     STEVENSON
------------------------------
                      Bobby G.
                     Stevenson
            ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Purchase Agreement between the Company and the Underwriters+

       1.2   Form of Agreement among Underwriters and Selected Dealer Agreement+

       4.1   Form of Common Stock Certificate(1)

       5.1   Form of Opinion of Davis, Graham & Stubbs LLP as to the legality of issuance of the Company's Common
               Stock+

      23.1   Consent of KPMG Peat Marwick LLP

      23.2   Consent of Davis, Graham & Stubbs LLP (see Exhibit 5.1)+

      24     Power of Attorney (included on Page II-4)+

      27.1   Financial Data Schedule+


------------------------

(1) Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 33-74774), as filed with the Commission on March 9, 1994.


+   Filed previously